Exhibit 99.2

The Redwood Review

First Quarter 2016

Redwood Trust

T A B L E O F C O N T E N T S

THE REDWOOD REVIEW I 1ST QUARTER 2016
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C A U T I O N A R Y S T A T E M E N T

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood’s business strategy and strategic focus, including statements relating to our confidence in our overall market position, strategy and long-term prospects, and our belief in the long-term efficiency of private label securitization as a form of mortgage financing; (ii) statements related to our financial outlook and expectations for 2016, including with respect to: 2016 GAAP earnings, growth in portfolio net interest income, reductions in operating expenses associated with the restructuring of our conforming residential and commercial mortgage banking activities, restructuring and related charges related to this restructuring, MSR portfolio net income, growth in residential mortgage banking income (including jumbo loan sales margins and our long term expectations), gain on sales income related to the sale of securities, target rates of return and expected capital allocation on and among our residential investment portfolio, residential mortgage banking, and commercial investments, and tax provision/benefit; (iii) statements related to our residential mortgage banking activities, including our new jumbo loan initiatives and our expectation to complete a Sequoia securitization transaction in the next few months; (iv) statements we make regarding our expectations with respect to our capital, liquidity and short-term securities repurchase financing; (v) statements regarding our residential investment portfolio, including our target investments and opportunistic purchase and sale activity; (vi) statements we make regarding our stock and debt repurchase authorizations and our approach in considering additional repurchase activity; (vii) statements relating to acquiring residential mortgage loans in the future that we have identified for purchase or plan to purchase, including the amount of such loans that we identified for purchase during the first quarter of 2016 and at March 31, 2016, and statements relating to expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase; (viii) statements relating to our estimate of our available capital (including that we estimate our capital available for investments at March 31, 2016 to be approximately $200 million); (ix) statements we make regarding our dividend policy, including our intention to pay a regular dividend of $0.28 per share per quarter in 2016; and (x) statements regarding our expectations

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C A U T I O N A R Y S T A T E M E N T

and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities and tax savings, and GAAP tax provisions, our estimates of REIT taxable income and TRS taxable income, and our anticipation of additional credit losses for tax purposes in future periods (and, in particular, our statement that, for tax purposes, we expect an additional $22 million of tax credit losses on residential securities we currently own to be realized over an estimated three- to five-year period).
Important factors, among others, that may affect our actual results in 2016 include: interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute an increased volume of residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest cash and the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; higher than expected operating expenses due to delays or decreases in the realization of expected operating expense reductions related to the repositioning of our conforming mortgage banking activities and commercial loan origination activities, and other unforeseen expenses; general economic trends, the performance of the housing, commercial real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including those affecting the mortgage industry or our business (including, but not limited to, the Federal Housing Finance Agency’s rules relating to FHLB membership requirements and the implications for our captive insurance subsidiary’s membership in the FHLB); developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions; exposure to claims and litigation, including litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; our exposure to a disruption or breach of the security of our technology infrastructure and systems; exposure to environmental liabilities; our failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls

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C A U T I O N A R Y S T A T E M E N T

and procedures; the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules; our ability to maintain our status as a REIT for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.
This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

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I N T R O D U C T I O N

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our website, www.redwoodtrust.com.

This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of our GAAP financial results, as well as other metrics, such as taxable income. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. We also provide non-GAAP financial measures in this Review. When we use non-GAAP financial measures it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP financial measure you will find an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures.

References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “first quarter” refer to the quarter ended March 31, 2016, and references to the “fourth quarter” refer to the quarter ended December 31, 2015, unless otherwise specified.

We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

Selected Financial Highlights

Quarter:Year	GAAP Income per Share	REIT Taxable Income per Share (1)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Dividends per Share
Q116	$0.15	$0.23	4%	$14.17	$0.28
Q415	$0.46	$0.37	14%	$14.67	$0.28
Q315	$0.22	$0.29	6%	$14.69	$0.28
Q215	$0.31	$0.21	9%	$14.96	$0.28
Q115	$0.16	$0.18	5%	$15.01	$0.28
Q414	$0.31	$0.20	9%	$15.05	$0.28
Q314	$0.50	$0.21	14%	$15.21	$0.28
Q214	$0.18	$0.17	5%	$15.03	$0.28
Q114	$0.14	$0.19	4%	$15.14	$0.28

(1)	REIT taxable income per share for 2015 and 2016 are estimates until we file tax returns.

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S H A R E H O L D E R L E T T E R

Dear Fellow Shareholders:
During the first quarter of 2016, we substantially completed the repositioning of our residential and commercial mortgage banking businesses. Our full attention is now on growing earnings by seizing attractive new investment opportunities, managing our invested capital, and maximizing the value of our jumbo loan franchise. After a noisy first quarter, we remain upbeat about the remainder of 2016 and, more importantly, about the long-term growth prospects for Redwood.
In this letter, we will start with our quarterly results and give you background and details on our new non-GAAP “core earnings” metric. We will then review our business strategy, our investment and mortgage banking activity, our jumbo loan franchise, and our capital and liquidity positions. And, finally, we will discuss our outlook for the remainder of 2016.

Quarterly GAAP and Non-GAAP Core Earnings
Under GAAP, we earned $0.15 per share for the first quarter of 2016, as compared to $0.46 per share for the fourth quarter of 2015 and $0.16 per share in the first quarter of 2015. Our first quarter 2016 earnings included $0.14 per share in restructuring and severance charges and $0.19 per share of negative market valuation adjustments primarily driven by credit spreads widening during the quarter. As always, we analyze our earnings and other important financial metrics in the Quarterly Overview and Financial Insights sections of this Redwood Review.
When we sift through some of the noise that continues to impact our quarterly GAAP results, we see strong performance from the core aspects of our business. For example, our first quarter earnings and cash flow from our investment portfolio increased from the fourth quarter of 2015. The underlying credit performance of our investments remained stellar. Additionally, margins from our jumbo mortgage banking activity were very strong in the first quarter, coming in just below 150 basis points, which was well in excess of our normalized expectations.
To offer visibility into this analysis of our business results, we have introduced a new, non-GAAP “core earnings” metric to supplement our quarterly GAAP earnings analysis going forward. Our non-GAAP core earnings for the first quarter of 2016 were $0.44 per share, as compared with $0.45 per share in fourth quarter of 2015.
So how does our core earnings metric work? First, it excludes the charges we incurred from the recent restructuring of our residential conforming and commercial businesses. It also excludes certain market valuation adjustments related to the value of long-term investments that are otherwise re-priced through our GAAP earnings each quarter. Lastly, it eliminates the impact of GAAP tax provisions or tax benefits. Importantly, it does not adjust mortgage banking results, or make adjustments to normal operating expenses, whether cash or non-cash. It also does not impact how management is compensated. A full breakdown of our core earnings calculation and reconciliation to GAAP earnings begins on page 14 of this Redwood Review.

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This new metric was developed in response to feedback from shareholders and analysts, based on the need for a better way to comparatively analyze our quarterly GAAP earnings, which have been extremely volatile over the past few years. Some of that volatility has been driven by our mortgage banking operations, which we have taken steps to address in recent months. The majority of the volatility, however, has been driven by our gradual adoption of fair value accounting standards, which we now apply for most of our long-term investments. The shift towards fair value accounting has been in step with financial companies at large, and is generally regarded as an industry best practice. However, given the extreme volatility in the fixed income markets over the past couple of years, and the nature of our investments, large swings in asset prices have led to volatile swings in our GAAP earnings as long-term assets are re-priced each quarter - volatility that we don’t believe is reflective of the consistency of our core results.
Our hope is that this new metric becomes an effective tool to supplement, though not replace, our quarterly GAAP operating results going forward. We look forward to your feedback.

Business Strategy
We know we are beating a familiar drum when it comes to discussing our strategy, but we believe after all our recent business repositioning, it bears repeating. Our goal has been to create a growing stream of earnings through a combination of “investment income” from our portfolio and “fee income” from our residential mortgage banking activities. We are continuing to allocate over 90% of our capital to investment activities, with a primary focus on residential mortgage credit. Our target investments include prime jumbo loans, new issue RMBS subordinate securities, credit risk transfer (“CRT”) transactions, and, potentially, legacy RMBS securities issued by third parties. To source these investments, we will rely on our established network of external relationships, our proprietary mortgage banking platform, and our Sequoia securitization program. We may also look at legacy or newly created CMBS, should the risk-adjusted returns be attractive, and we continue to review our holdings of commercial mezzanine loans and may look to opportunistically sell all or part of this portfolio.

Investment Activity
In spite of the well-publicized business changes we made during the first quarter of 2016, our investment activity did not miss a beat. We deployed $146 million of capital in the first quarter of 2016 toward new investments, which included $82 million into loans held by our FHLB-member subsidiary, $52 million into recently issued subordinate residential securities issued by third-parties, and $11 million into other investments. The subordinate securities we purchased during the quarter included both RMBS and CRT investments. We continue to focus on innovative new CRT opportunities as a way to provide credit solutions to large bank portfolio aggregators of residential loans, as well as the GSEs.

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Residential Mortgage Banking
We were pleased with our residential mortgage banking results for first quarter of 2016. We purchased $1.0 billion of residential jumbo loans during the quarter and, by shifting tactics to take advantage of the favorable economics for whole loan sales, improved the gain-on-sale margins on jumbo loans sold during the quarter to 147 basis points, versus 59 basis points for the full year of 2015. Jumbo loans sourced through our residential platform and held for investment by our FHLB-member subsidiary increased by 31% during the first quarter of 2016, to $2.3 billion at March 31, 2016 from $1.8 billion at December 31, 2015.
Looking ahead, we are excited about recent changes underway in our residential loan business. As we have transitioned away from transacting in conforming loan products, our team has been able to shift all of its focus toward new jumbo loan initiatives. This has enabled us to accelerate the planned rebranding of our prime platform by a number of months, and to offer new products to our sellers in response to growing demand.
Beginning in April 2016, our traditional jumbo program has been rebranded as “Redwood Select”, and we’ve launched a new expanded credit prime loan program called “Redwood Choice”. The new Choice program is a prime program that is fully documented, but with credit parameters outside our more recent underwriting guidelines. The Choice program includes fixed rate and hybrid QM and Non-QM loans and expands the low end of our FICO range to 661 from 700, while increasing the high end of eligible loan-to-value ratios from 85% to 90%. Additionally, we can acquire interest-only, non-QM loans under the Choice program and non-QM loans with debt-to-income ratios up to 49.9% under each of the Select and Choice programs.
We believe that capturing the entire prime universe, rather than just a subset of it, will enhance our competitive position in the market, allow us to create better-yielding investments, and, most importantly, allow us to leverage both the Redwood brand name and our existing resources. While we believe there will be a ramp-up period as our sellers adopt, offer, and originate these new loan alternatives for borrowers, we are excited about our Choice program’s potential and expect to develop a better sense of how it will impact overall purchase volumes in the coming quarters.
Sequoia Program
Since we did not complete any residential securitizations during the first quarter of 2016, let’s address what’s going on with private-label securitization (“PLS”). Over the past five years, the issuance market for securitization has fluctuated between feast or famine, and unfortunately, it is currently in the latter state. Nevertheless, we continue to believe that over time PLS is very efficient and necessary for mortgage financing, especially for prime jumbo loans. Our Sequoia securitization program is the market leader and we continue to actively work with triple-A investors to introduce new enhancements.

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In our opinion, the primary obstacle to increasing PLS issuance volume is a lack of market liquidity, as many traditional issuers (i.e., major banks) and many major triple-A investors remain on the sidelines. This condition has kept credit spreads both wide and volatile, which pressures securitization economics. Despite these headwinds, we currently expect to complete a Sequoia transaction in the next few months and are looking forward to investing in the subordinate tranches.

Capital and Outlook
Of our $1.7 billion of total capital at March 31, 2016, $1.6 billion (or 91%) was allocated to our investments, with the remaining $150 million (or 9%) allocated toward our mortgage-banking activities. Included in our capital allocation is approximately $200 million of capital available for future investment. At March 31, 2016, we had short-term repurchase debt of $435 million funding securities, down from $694 million at December 31, 2015. We continued to buy back Redwood shares during the first quarter, and continue to view share repurchases as an attractive use of capital. We deployed $21 million of capital to repurchase 1.6 million shares of Redwood common stock during the first quarter of 2016, and currently have $91 million remaining from our current repurchase authorization.
As stated in our fourth quarter Redwood Review, our expectation is to generate GAAP earnings between $1.20 and $1.50 per share for the full year of 2016. After incorporating our first quarter results into our current outlook, we continue to expect GAAP earnings for the full year of 2016 to fall within this range.
Speaking for the entire Redwood team, we thank you for your continued support.

Marty Hughes	Brett D. Nicholas
CEO	President

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Q U A R T E R L Y O V E R V I E W

First Quarter Highlights

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Our GAAP earnings were $0.15 per share for the first quarter of 2016, as compared to $0.46 per share for the fourth quarter of 2015. First quarter results included $11 million (or $0.14 per share) of expenses related to the restructuring of our commercial and conforming mortgage banking operations, as well as lower gains from security sales and higher mark-to-market expenses associated with derivatives used to hedge our fixed-rate investments than in the prior quarter.

Ñ
Our non-GAAP core earnings were $0.44 per share for the first quarter of 2016, as compared to $0.45 per share for the fourth quarter of 2015. Our first quarter core earnings reflected higher portfolio net interest income, higher income from MSRs, and improved results from our jumbo mortgage banking operations. The overall decline in core earnings was primarily due to lower realized gains, as our fourth quarter results included sales of securities associated with a resecuritization entity that was extinguished in the fourth quarter.

Further information about Redwood’s core earnings measure and how it is used by management, along with a reconciliation of GAAP earnings to core earnings is included in the Core Earnings section that follows.

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Our GAAP book value was $14.17 per share at March 31, 2016, as compared to $14.67 per share at December 31, 2015. The decline was primarily the result of our first quarter dividend exceeding our GAAP earnings due to restructuring charges, as well as a decline in the value of interest-rate derivatives hedging our long-term debt, and lower fair values for securities due to volatile market conditions in the first quarter.

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We deployed $146 million of capital in the first quarter of 2016 toward new investments, including $82 million of investments in loans held by our FHLB-member subsidiary, $52 million of investments in subordinate RMBS recently issued by third-parties, $9 million of investments in MSRs, and $2 million of investments in commercial mortgage-backed securities. Additionally, we deployed $21 million of capital to repurchase 1.6 million shares of Redwood common stock at an average price of $12.81 per share, and $4 million to repurchase some of our exchangeable senior notes, which bear interest at 5.625% per annum and have a stated maturity of November 2019.

Ñ
We sold $151 million of residential securities from our investment portfolio during the first quarter of 2016, which generated realized gains on sale of $9 million, and $58 million of capital for reinvestment after the repayment of associated debt. Additionally, we sold $30 million of MSRs during the first quarter of 2016, at prices consistent with our marks.

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Q U A R T E R L Y O V E R V I E W

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Residential loans held-for-investment by our FHLB-member subsidiary increased by 31% during the first quarter of 2016, to $2.3 billion at March 31, 2016 from $1.8 billion at December 31, 2015. To finance the investments in these loans, our FHLB-member subsidiary had utilized its maximum FHLB borrowing capacity, which was $2.0 billion at March 31, 2016. The weighted average maturity of these borrowings is approximately nine years.

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We purchased $1.0 billion of residential jumbo loans during the first quarter of 2016, as compared with $1.1 billion in the fourth quarter of 2015. At March 31, 2016, our pipeline of jumbo residential loans identified for purchase was $1.1 billion. As of April 30, 2016, we had sold all of our remaining conforming loans.

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During the first quarter of 2016, we sold our remaining $77 million of commercial senior loan inventory to third-party CMBS issuers. We realized a loss of $2 million associated with the sale of these loans.

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GAAP Earnings
The following table sets forth the components of Redwood’s GAAP net income for the first quarter of 2016 and fourth quarter of 2015.

Consolidated Statements of Income
($ in millions, except per share data)
	Three Months Ended
	3/31/2016	12/31/2015

Interest income	$62	$69
Interest expense	(24)	(25)
Net interest income	38	44

Provision for loan losses	—	—
Non-interest income
Mortgage banking activities, net (1)	7	—
MSR income, net	6	3
Investment fair value changes, net (1)	(20)	(4)
Other income	1	1
Realized gains, net	10	20
Total non-interest income (loss), net	4	20

Operating expenses	(30)	(23)
(Provision for) benefit from income taxes	—	—

Net income	$12	$41

Net income per diluted common share	$0.15	$0.46

(1)
During the first quarter of 2016, we began to present the changes in fair value of certain investments and their associated derivatives in the new line item "Investment fair value changes, net" and began to present income from mortgage banking activities in "Mortgage banking activities, net." These were previously presented in a single line item "Mortgage Banking and Investment Activities, net." All prior period amounts have been conformed to this new presentation for consistency of comparison.

Analysis of GAAP Earnings

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Net interest income was $38 million for the first quarter of 2016, a decrease of $5 million from the fourth quarter of 2015. Net interest income from our residential investment portfolio continued to improve in the first quarter of 2016 to $35 million, as compared to $34 million for the fourth quarter of 2015. The overall decline in total net interest income was attributable to a lower average balance of loans held-for-sale at our mortgage banking operations, due in part to the restructuring of our conforming and commercial mortgage banking operations. In addition, net interest income for the fourth quarter of 2015 benefited from $2 million of non-recurring yield maintenance fees received from the prepayment of two commercial mezzanine loans.

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Q U A R T E R L Y O V E R V I E W

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Mortgage banking activities, net, was $7 million for the first quarter of 2016, as compared to less than $1 million for the fourth quarter of 2015. The improvement was primarily due to higher margins for jumbo loans at similar volumes.

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MSR income was $6 million for the first quarter of 2016, as compared to $3 million for the fourth quarter of 2015. Lower hedging expenses on MSR investments during the first quarter of 2016 contributed to MSR income being above our normalized expectation of $3 million to $4 million per quarter, given the size of our MSR portfolio in the first quarter.

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Investment fair value changes, net, was negative $20 million in the first quarter of 2016, as compared to negative $4 million in the fourth quarter of 2015. The decline was primarily due to the net negative effect lower interest rates had on changes in the valuation of loans held- for-investment, securities, and the derivatives we use to hedge these portfolio investments.

Ñ
During the first quarter of 2016, we realized gains of $9 million from the sale of $126 million of available-for-sale securities, compared with realized gains of $20 million from the sale of $128 million of available-for-sale securities in the fourth quarter of 2015. From a historical perspective, realized gains in both quarters were above our trailing 12 quarters historical average of approximately $5 million to $6 million per quarter.

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Operating expenses were $30 million for the first quarter of 2016, as compared to $23 million for the fourth quarter of 2015. The increase in operating expenses was primarily due to expenses incurred as a result of the previously announced restructuring of our conforming and commercial mortgage banking operations and related charges, which were $11 million for the first quarter of 2016 and $1 million for the fourth quarter of 2015.

Ñ
We did not record a tax provision in the first quarter of 2016, similar to the fourth quarter of 2015. A reconciliation of GAAP and taxable income is set forth in Table 3 in the Financial Tables Appendix of this Review.

Ñ	Additional details on our earnings are included in the GAAP Results by Business Segment portion of the Financial Insights section that follows.

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Core Earnings
Our GAAP results have been very volatile over the past several quarters, ranging from $0.15 per share this quarter to $0.50 per share in the third quarter of 2014. Some of this volatility has been expected given the nature of our mortgage banking business. Much of the volatility, however, is the result of a gradual shift towards fair value accounting standards for financial companies such as Redwood. Based on how we apply the GAAP rules today, many of our long-term investments are now marked-to-market through the income statement, as though we planned to sell them at the end of each quarter. Given how volatile the fixed income markets have been over the past few years, our quarterly GAAP results have also been volatile.
To provide additional transparency on one of the ways we analyze our results internally (in a non-GAAP context), as compared to how we report earnings for GAAP purposes, we are introducing a non-GAAP "core earnings” metric as a supplement to our GAAP disclosures beginning with our first quarter 2016 results. Importantly, this metric has been designed to bridge the gap between reported GAAP operating results and the internal interpretation of these results, rather than to act as a replacement of, or substitute for, GAAP earnings.
Our Core Earnings Definition
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management defines core earnings as: GAAP net income adjusted to (i) eliminate the impact of mark-to-market changes on the fair value of long-term investments (and associated derivatives) that are related to changes in benchmark interest rates and credit spreads and (ii) eliminate the impact of the provision for (or benefit from) taxes. In addition, for the fourth quarter of 2015 and the first quarter of 2016, Redwood’s core earnings also exclude the impact of the restructuring and related charges associated with the recent restructuring of Redwood's conforming and commercial mortgage banking operations.
Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods and also believes it can provide a useful basis to compare Redwood’s results with those of other REITs and competitors who use similar non-GAAP measures of operating results. For the same reasons, in analyzing the operating results of Redwood's Residential Investments segment, management also applies core earnings adjustments that relate to that segment in order to compare the contribution of that segment as determined in accordance with GAAP with that segment's contribution adjusted to reflect its contribution to core earnings.
We caution that core earnings and core segment contribution should not be utilized in isolation, nor should they be considered as alternatives to GAAP net income or other measurements of results of operations computed in accordance with GAAP. A further discussion of core earnings and core segment contribution is included in the Management’s Discussion and Analysis section of Redwood’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

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Q U A R T E R L Y O V E R V I E W

Below is a reconciliation of GAAP net income to core earnings for the first quarter of 2016 and fourth quarter of 2015.

Reconciliation of Net Income to Core Earnings
($ in millions, except per share data)
	Three Months Ended
	3/31/2016	12/31/2015

Net Income	$12	$41

Adjustments
Eliminate mark-to-market changes on long-term investments and associated derivatives(1)	14	(1)
Eliminate restructuring and related charges(2)	11	1
Eliminate provision for/(benefit from) for taxes	—	—
Total adjustments	25	(1)

Core earnings	$37	$40

Net income per diluted common share	$0.15	$0.46
Core earnings per diluted common share(3)	$0.44	$0.45

(1)
Adjustment eliminates the mark-to-market changes on the fair value of loans held-for-investment, trading securities held in Redwood's investment portfolio, and associated derivatives that are related to changes in benchmark interest rates and credit spreads. More details on the components of investment fair value changes, net are included in the Financial Insights section of this Redwood Review.

(2)
Adjustment eliminates operating expense charges from the restructuring of Redwood's conforming and commercial mortgage banking operations, which were announced during the first quarter of 2016, and related charges associated with the subsequent announcement of the departure of Redwood's President.

(3)
Consistent with the calculation of net income per diluted common share for GAAP purposes, core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in our Quarterly Report on Form 10-Q, which is being filed with the SEC.

Analysis of Core Earnings

Ñ
From a core earnings perspective, after eliminating mark-to-market changes on our long-term investments (and associated derivatives) that are related to changes in benchmark interest rates and credit spreads, investment fair value changes, net was an expense of $6 million in the first quarter of 2016, as compared with an expense of $5 million in the fourth quarter of 2015. The increase in expense reflects the additional interest cost incurred on derivatives used to effectively fix the interest cost on our higher average balance of FHLB debt.

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Q U A R T E R L Y O V E R V I E W

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After eliminating the impact of restructuring and related charges from our GAAP results, operating expenses on a core earnings basis declined to $20 million during the first quarter of 2016 from $22 million in the fourth quarter of 2015.

GAAP Book Value
Our GAAP book value at March 31, 2016, was $14.17 per share, as compared to $14.67 per share at December 31, 2015. The following table sets forth the changes in Redwood’s GAAP book value per share for the first quarter of 2016 and fourth quarter of 2015.

Changes in GAAP Book Value Per Share
($ in per share)
	Three Months Ended
	3/31/2016	12/31/2015

Beginning book value	$14.67	$14.69
Earnings	0.15	0.46
Changes in unrealized gains on securities, net:
Realized gains recognized in earnings	(0.12)	(0.19)
Discount amortization income recognized in earnings	(0.10)	(0.08)
Change in fair value	(0.05)	(0.03)
Total change in unrealized gains on securities, net	(0.27)	(0.30)
Dividends	(0.28)	(0.28)
Share repurchases	0.04	0.07
Changes in unrealized losses on derivatives hedging long-term debt	(0.18)	0.05
Other, net	0.04	(0.02)

Ending book value	$14.17	$14.67

Ñ
Our GAAP book value per share declined $0.50 to $14.17 during the first quarter of 2016. The decline was primarily the result of our $0.28 per share first quarter dividend paid to shareholders exceeding our reported first quarter GAAP earnings, which were impacted by restructuring charges as discussed in the previous section.

Ñ
During the first quarter of 2016, the 30-year swap rate declined 46 basis points, which resulted in the $0.18 per share increase in unrealized losses on derivatives hedging our long-term debt. The offsetting change in the fair value of our long-term debt is not reflected in GAAP book value, as the debt is recorded at its amortized cost for financial reporting purposes. As of March 31, 2016, the cumulative unrealized loss on these derivatives, which is included in GAAP book value per share, was $0.80 per share.

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Q U A R T E R L Y O V E R V I E W

Ñ
Unrealized gains on our securities portfolio declined $0.27 per share during the first quarter of 2016. The decline is partially a result of $0.12 per share of previously unrealized net gains, that were realized into earnings from the sale of securities during the quarter. Additionally, $0.10 per share of the decline is a result of discount amortization income recognized in earnings from the appreciation in amortized cost basis of our available-for-sale securities. The remaining $0.05 per share of the decline was a result of a decline in fair value of our available-for-sale securities portfolio.

Ñ
During the first quarter of 2016, we utilized our stock buyback authorization to repurchase approximately 1.6 million shares of common stock at an average price of $12.81 per share. These share repurchases increased book value by $0.04 per share for the first quarter of 2016.

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Q U A R T E R L Y O V E R V I E W

Capital Allocation Summary
We use a combination of equity and corporate long-term debt (which we collectively refer to as “capital”) to fund our businesses. We also utilize various forms of collateralized short-term and long-term debt to finance certain investments and to warehouse our inventory of certain residential loans held-for-sale. We do not consider this collateralized debt as "capital" and, therefore, it is presented separately from allocated capital in the table below.

Allocation of Capital and Return Profile
By Investment Type
March 31, 2016
($ in millions)
	Fair Value	Collateralized Debt	Allocated Capital	% of Total Capital	Q1 2016 Return (1)	2016 Target Return(1)

Residential investments
Residential loans/FHLB stock	$2,388	$(2,000)	$388	23%	8%	12%-16%
Residential securities	910	(426)	484	28%	19%	14%-16%
Mortgage servicing rights	127	—	127	7%	14%	7%-9%
Other assets/(other liabilities)	128	(76)	52	3%	—%	—%
Available capital			253	15%	—%	N/A
Total residential investments	$3,553	$(2,502)	$1,304	76%	10%	11%-13%

Commercial investments	$377	$(127)	$251	15%	10%	10%-12%

Residential mortgage banking			$150	9%	23%	10%-20%

Total			$1,704	100%

(1)
Includes net interest income, change in fair value of the investments and their associated hedges that flow through GAAP earnings, realized gains, direct operating expenses, and other income. Excludes unrealized gains and losses on our AFS securities portfolio, corporate operating expenses, and taxes.

Ñ
Our total capital was $1.7 billion at March 31, 2016, and included $1.1 billion of equity capital and $0.6 billion of the total $2.7 billion of long-term debt on our consolidated balance sheet. This portion of long-term debt includes $140 million of trust-preferred securities due in 2037, $288 million of convertible debt due in 2018, and $201 million of exchangeable debt due in 2019.

Ñ	Of our $1.7 billion of total capital at March 31, 2016, $1.6 billion (or 91%) was allocated to our investments with the remaining $150 million (or 9%) allocated toward our mortgage-banking activities.

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Q U A R T E R L Y O V E R V I E W

Ñ
Included in our capital allocation is available capital, which represents a combination of capital available for investment and risk capital held for liquidity management purposes. As of March 31, 2016, we estimate that our capital available for investments was approximately $200 million.

Ñ	Further details on our capital allocation are included in the Analysis of Capital Allocation section.
2016 Financial Outlook
As stated in our fourth quarter Redwood Review, our expectation is to generate GAAP earnings between $1.20 and $1.50 per share for the full year of 2016. As a result of subsequent events, our first quarter of 2016 results actually included $11 million of restructuring and related charges, versus our original expectation of $6 to $7 million, and were also negatively impacted by interest rate volatility. However, after incorporating our first quarter results into our current outlook, we continue to expect GAAP earnings for the full year of 2016 of between $1.20 and $1.50 per share. Below are additional factors underlying our GAAP earnings expectations.

Ñ
Net interest income from our investment portfolios, which includes commercial investments, was $155 million in 2015, and was $41 million for the first quarter of 2016. This first quarter result was in line with expectations. We continue to expect net interest income from our investment portfolio for the full year 2016 to be higher than 2015 as a result of increased capital deployment over the last several quarters into residential loans held-for-investment and financed with borrowings by our FHLB-member subsidiary; however, we expect net interest income from this portfolio to stabilize over the remainder of 2016 as we have fully utilized our FHLB-member subsidiary's borrowing capacity.

Ñ
MSR income, net was $6 million in first quarter of 2016. This was above our normalized expectation of $3 million to $4 million given the size of our MSR portfolio during the first quarter 2016. We continue to expect full year 2016 MSR income, net to be within our normalized expectations of $12 million to $16 million.

Ñ
Our residential mortgage banking segment generated $4 million of income for the full year of 2015, and $9 million in the first quarter of 2016. Based on the results of the first quarter and the restructuring of our conforming mortgage banking operations, we continue to expect to see higher residential mortgage banking income for 2016 as compared to 2015.

Ñ
In the first quarter of 2016, we realized gains of $9 million from the sale of $166 million of residential securities, and we anticipate generating additional gain on sale income during 2016 from portfolio sale activity.

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Q U A R T E R L Y O V E R V I E W

Ñ
We continue to expect our 2016 operating expenses to be lower than the $97 million of expenses for 2015, and reflect the benefit from the estimated $30 million reduction in expenses on an annualized basis from the recent restructuring of our mortgage banking operations. Our expectation for full year 2016 operating expenses now includes $11 million of restructuring and related charges, and variable compensation expense commensurate with the earnings range provided above.

Ñ	We currently do not anticipate a material tax provision or benefit for 2016.
As we have previously noted, since we continue to manage significant interest rate volatility and other market-related factors that may result in variability in our quarterly results over 2016, we have not broken down our full year 2016 GAAP earnings expectation by quarter. We plan to reassess our full year GAAP earnings expectation as we report our financial results for each quarter of 2016.
As with all forward-looking statements, we would be remiss if we didn’t remind you that our forward-looking statements relating to our 2016 financial outlook are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors” and other risks, uncertainties, and factors that could cause actual results to differ materially from those described above, including those described below and in the “Cautionary Statement” at the beginning of this Redwood Review.  Although we anticipate updating our 2016 financial outlook each quarter in 2016, as a general matter we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Important factors, among others, that may affect our actual results in 2016 include: interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute an increased volume of residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; higher than expected operating expenses due to delays or decreases in the realization of expected operating expense reductions related to the repositioning of our conforming mortgage banking activities and commercial loan origination activities, and other unforeseen expenses.

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F I N A N C I A L I N S I G H T S

GAAP Results by Business Segment
We report on our business using three distinct segments: Residential Investments, Residential Mortgage Banking, and Commercial. The Redwood's Business Overview section located in the Appendix of this Redwood Review includes full descriptions of these segments and how they fit into Redwood's business model. The following table presents the results from each of these segments reconciled to our GAAP net income for the first quarter of 2016 and fourth quarter of 2015.

Segment Results Summary (1)
($ in millions)
	Three Months Ended
	3/31/2016	12/31/2015

Segment contribution from:
Residential investments	$32	$49
Residential mortgage banking	9	—
Commercial	3	8
Corporate/Other(2)	(31)	(15)

Net income	$12	$41

(1)	See Table 2 of the Financial Tables section of the Appendix to this Redwood Review for a more comprehensive presentation of our segment results.

(2)
Includes $11 million for the first quarter of 2016 and $1 million for the fourth quarter of 2015, related to the previously announced restructuring of our conforming and commercial mortgage banking operations.

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F I N A N C I A L I N S I G H T S

Residential Investments
The following table presents the results of our Residential Investments segment for the first quarter of 2016 and fourth quarter of 2015.

Segment Results - Residential Investments
($ in millions)
	Three Months Ended
	3/31/2016	12/31/2015

Net interest income
Residential securities	$18	$20
Residential loans	17	14
Total net interest income	35	34

Non-interest income
Investment fair value changes, net	(18)	(5)
MSR income, net	6	3
Other income	1	1
Realized gains, net	9	20
Total non-interest income (loss), net	(1)	18

Direct operating expenses	(2)	(1)
Tax benefit (provision)	—	(3)

Segment contribution	$32	$49

Ñ
The contribution from this segment decreased from the fourth quarter of 2015, primarily due to fewer realized gains on security sales, and the net negative effect of lower interest rates on our derivatives and long-term investments. These declines were partially offset by growth in net interest income from our residential loans and higher MSR income.

Ñ
Net interest income increased from the fourth quarter of 2015, primarily due to a higher average balance of loans held by our FHLB-member subsidiary in the first quarter of 2016. This was partially offset by a decline in net interest income from our securities portfolio, as sales of lower yielding securities and principal paydowns outpaced new security investments during the first quarter.

Ñ
Investment fair value changes, net was negative $18 million in the first quarter of 2016, as compared to negative $5 million in the fourth quarter of 2015. From a core earnings perspective, we eliminate the portion of the change in investment fair value of our residential loans, trading securities and derivatives associated with changes in interest rates and credit spreads. More details on the components of investment fair value changes, net are included in the following table.

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F I N A N C I A L I N S I G H T S

Investment fair value changes, net includes mark-to-market changes on our long-term investments in residential loans and real estate securities and risk management derivatives associated with these investments. The following table presents the components of investment fair value changes, net, of our Residential Investments segment by investment type, for the first quarter of 2016 and fourth quarter of 2015.

Components of Investment Fair Value Changes, Net by Investment Type
($ in millions)
	Three Months Ended
	3/31/2016	12/31/2015

Market valuation changes on:
Residential loans held-for-investment
Change in fair value from the receipt of principal(1)	$(1)	$(2)
Change in fair value from changes in interest rates(2)	25	(10)
Total change in fair value of residential loans held-for-investment	23	(12)

Residential securities
Change in fair value from the receipt of principal(1)	(1)	(1)
Change in fair value from changes in interest rates(2)	(4)	1
Total change in fair value of residential securities	(5)	—

Risk management derivatives
Interest component of derivative expense	(3)	(3)
Change in fair value of derivatives from changes in interest rates(3)	(33)	10
Total change in fair value of risk management derivatives	(36)	7

Total residential investments fair value changes, net(4)	$(18)	$(5)

(1)
Reflects the change in fair value due to principal payments, which is calculated as the cash principal received on a given investment during the period, less the cash principal received multiplied by the prior quarter ending price or acquisition price for that investment in percentage terms.

(2)
Reflects changes in prepayment assumptions and credit spreads on our residential trading securities and loans primarily due to changes in benchmark interest rates. This item is excluded from management's definition of core earnings.

(3)
Reflects the change in fair value of our risk management derivatives that are associated with changes in benchmark interest rates during the period. This item is excluded from management's definition of core earnings.

(4)
Total investment fair value changes, net on our consolidated financial statements also includes a $2 million loss in the first quarter of 2016 and a $1 million gain in the fourth quarter of 2015, related to changes in fair value of our investments in legacy consolidated Sequoia transactions, which is included in Corporate/Other for segment reporting and which is excluded from management's definition of core earnings.

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F I N A N C I A L I N S I G H T S

In the first quarter of 2016, MSR income, net increased from the fourth quarter of 2015 due to lower hedging costs in the first quarter of 2016. The following table presents the components of MSR income, net, for the first quarter of 2016 and fourth quarter of 2015.

Components of MSR Income, Net
($ in millions)
	Three Months Ended
	3/31/2016	12/31/2015

Net servicing fee income	$10	$9
Change in fair value of MSRs from the realization of expected cashflows	(6)	(5)
MSR provision for repurchases	—	—
MSR income before effect of changes in interest rates	4	4

Net effect to valuations from changes in interest rates
Change in fair value of MSRs from changes in MSR assumptions (1)	(38)	13
Change in fair value of associated derivatives	41	(14)
Total net effect of changes in assumptions and interest rates	3	(1)

MSR income, net	$6	$3

(1)	Primarily reflects changes in prepayment assumptions on our MSRs due to changes in benchmark interest rates.

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F I N A N C I A L I N S I G H T S

As of March 31, 2016, we had $3.6 billion of investments in our Residential Investments segment, including $2.3 billion of residential loans held-for-investment, $0.9 billion of residential securities, and $127 million of MSR investments.
The following table presents our Residential Investments segment contribution for our residential loans held-for-investment, residential securities, and MSR investments for the first quarter of 2016.

Segment Contribution by Investment Type
For the Three Months Ended March 31, 2016
($ in millions)
	Residential Loans	Residential Securities	MSRs	Total

Total net interest income	$17	$18	$—	$35

Non-interest income
Investment fair value changes, net	(12)	(6)	—	(18)
MSR income, net	—	—	6	6
Other income	—	1	—	1
Realized gains, net	—	9	—	9
Total non-interest income (loss), net	(11)	4	6	(2)

Direct operating expenses	—	—	(1)	(1)
Provision for taxes	—	—	—	—

Segment contribution	$5	$22	$5	$32

Core Earnings adjustments(1)
Eliminate mark-to-market changes on long-term investments and associated derivatives	8	5	—	13
Eliminate restructuring and related charges	—	—	—	—
Eliminate provision for/(benefit from) taxes	—	—	—	—
Total core earnings adjustments	8	5	—	13

Core segment contribution(1)	$13	$27	$5	$45

(1)
Consistent with management's definition of core earnings set forth on page 14 above, core segment contribution reflects GAAP segment contribution adjusted to reflect the portion of core earnings adjustments allocable to this segment.

Ñ
Segment contributions from our residential loans and securities were adversely affected by interest rate volatility during the first quarter of 2016. For core segment contribution, mark-to-market changes from changes in benchmark interest rates are eliminated.

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F I N A N C I A L I N S I G H T S

Residential Mortgage Banking
The following table presents the results of our Residential Mortgage Banking segment for the first quarter of 2016 and fourth quarter of 2015.

Segment Results - Residential Mortgage Banking
($ in millions)
	Three Months Ended
	3/31/2016	12/31/2015

Net interest income	$5	$9

Non-interest income
Mortgage banking activities, net	9	1
Total non-interest income	9	1

Direct operating expenses	(5)	(10)
(Provision for) benefit from taxes	—	1

Segment contribution	$9	$—

Ñ	Our results for this segment increased from the fourth quarter of 2015, primarily due to higher jumbo loan sale margins at similar volumes.

Ñ	Jumbo loan purchase commitments (LPCs), adjusted for fallout expectations, were $1.0 billion for the first quarter of 2016, as compared with $1.1 billion in the fourth quarter of 2015.

Ñ
Our jumbo loan sale margins, which we define as net interest income plus income from mortgage banking activities divided by LPCs, improved to 147 basis points in the first quarter of 2016 from 74 basis points in the fourth quarter of 2015, and were significantly above our long-term expectations. In aggregate, higher margins in the first quarter of 2016 were primarily the result of executing whole loan sales from our inventory of loans at December 31, 2015 at higher margins than we had assumed at the end of the fourth quarter.

Ñ
Direct operating expenses in the first quarter of 2016 decreased $5 million from the fourth quarter of 2015, reflecting the benefit from the restructuring of our conforming mortgage banking operations. All severance and related charges from the restructuring of our conforming mortgage banking operations are included in Corporate/Other for segment reporting purposes. Our first quarter operating expenses primarily include costs associated with the underwriting, purchase and sale of jumbo residential loans.

Ñ
We sold $1.3 billion of residential loans during the first quarter, including $0.9 billion of jumbo loans to third parties and $0.3 billion of conforming loans to the GSEs. Additionally, we transferred $0.7 billion of jumbo loans to our FHLB-member subsidiary during the first quarter of 2016.

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F I N A N C I A L I N S I G H T S

Ñ	Our residential mortgage banking operations created investments that allowed us to deploy $91 million of capital into our investment portfolio during the first quarter of 2016.

Ñ	At March 31, 2016, we had 365 loan sellers, up from 330 at the end of the fourth quarter of 2015. This included the addition of 37 MPF Direct sellers from various FHLB districts.
Commercial
The following table presents the results of our Commercial segment for the first quarter of 2016 and fourth quarter of 2015.

Segment Results - Commercial
($ in millions)
	Three Months Ended
	3/31/2016	12/31/2015

Net interest income
Mezzanine loans	$6	$9
Senior loans	—	—
Total net interest income	7	9

Provision for loan losses	—	—
Non-interest income
Mortgage banking activities, net	(2)	(1)
Total non-interest income	(2)	(1)

Operating expenses	(2)	(2)
Tax provision	—	1

Segment contribution	$3	$8

Ñ
Net interest income from commercial mezzanine loans declined in the first quarter of 2016, as compared with the fourth quarter of 2015, which benefited from $2 million of non-recurring yield maintenance fees received from the payoff of two loans.

Ñ
At March 31, 2016, we had $299 million of commercial mezzanine and subordinate loans held-for-investment (excluding A-notes) with a weighted average yield of approximately 10% and a weighted average maturity of approximately five years. The credit quality of our mezzanine loan portfolio remains strong and we do not currently anticipate any material credit issues on maturing loans.

Ñ
Mortgage banking activities, net was negative $2 million for the first quarter of 2016 and included the impact of selling our remaining senior loans, including those originated in the first quarter of 2016. As of March 31, 2016, we did not have any commercial senior loans held- for-sale.

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F I N A N C I A L I N S I G H T S

Ñ
Direct operating expenses were $2 million in the first quarter of 2016, and included the expense of operating our commercial senior loan origination platform prior to discontinuing those operations in the middle of the first quarter. We expect ongoing operating expenses for our commercial investment portfolio to be significantly lower than in the first quarter of 2016, as expenses decline from the reduction in headcount due to the discontinuation of our commercial loan origination platform. All severance and related charges from the restructuring of our commercial mortgage banking operations are included in Corporate/Other for segment reporting purposes.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

The following section provides an overview of Redwood’s sources and uses of capital, including an analysis of capital allocated to Redwood’s residential and commercial investment portfolios and mortgage banking operations.
Balance Sheet Analysis
The following table presents our consolidated balance sheets at March 31, 2016 and December 31, 2015.

Consolidated Balance Sheets (1)
($ in millions)
	3/31/2016	12/31/2015

Residential loans	$3,715	$3,929
Real estate securities	920	1,233
Commercial loans	364	403
Mortgage servicing rights	127	192
Cash and cash equivalents	305	220
Total earning assets	5,431	5,977

Other assets	296	243
Total assets	$5,727	$6,220

Short-term debt
Mortgage loan warehouse debt	$369	$1,161
Security repurchase facilities	435	694
Other liabilities	195	142
Asset-backed securities issued, net	958	1,049
Long-term debt, net	2,683	2,028
Total liabilities	4,641	5,074

Stockholders’ equity	1,086	1,146

Total liabilities and equity	$5,727	$6,220

(1)
Our consolidated balance sheets include assets of consolidated variable interest entities (“VIEs”) that can only be used to settle obligations of these VIEs and liabilities of consolidated VIEs for which creditors do not have recourse to the primary beneficiary (Redwood Trust, Inc.). At March 31, 2016 and December 31, 2015, assets of consolidated VIEs totaled $1,102 and $1,196, respectively, and liabilities of consolidated VIEs totaled $959 and $1,050, respectively. See Table 7 in the Financial Tables section of the Appendix to this Redwood Review for additional detail on consolidated VIEs.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

To supplement our consolidated balance sheet, the following table presents the components of the assets and liabilities of our consolidated balance sheet at March 31, 2016 by operating segment.

Operating Segment Assets and Liabilities
March 31, 2016
($ in millions)
	Operating Segments
	Residential Investments	Residential Mortgage Banking	Commercial	Corporate/Other	Redwood Consolidated
Residential loans	$2,344	$441	$—	$930	$3,715
Real estate securities	910	—	10	—	920
Commercial loans	—	—	364	—	364
Mortgage servicing rights	127	—	—	—	127
Cash and cash equivalents	—	—	—	305	305
Total earning assets	3,380	441	374	1,235	5,431
Other assets	172	31	3	89	296
Total assets	$3,553	$472	$377	$1,325	$5,727
Short-term debt
Mortgage loan warehouse debt	$—	$369	$—	$—	$369
Security repurchase facilities	426	—	9	—	435
Other liabilities	76	23	1	96	196
ABS issued, net	—	—	51	907	958
Long-term debt, net	2,000	—	65	618	2,683
Total liabilities	$2,502	$392	$127	$1,620	$4,641

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Analysis of Capital Allocation
Included in this section is a detailed analysis of the allocation of our $1.7 billion of capital, which is summarized above on page 18 of this Redwood Review. Our $1.7 billion of capital includes $1.1 billion of equity capital and $0.6 billion of the total $2.7 billion of long-term debt on our consolidated balance sheet. This portion of long-term debt includes $140 million of trust-preferred securities due in 2037, $288 million of convertible debt due in 2018, and $201 million of exchangeable debt due in 2019.
Residential Investments
Our residential investments portfolio represented $1.3 billion, or 76%, of our total capital at March 31, 2016. This portfolio provided the majority of our income during the first quarter of 2016.
Residential Loans/FHLB Stock

Ñ
At March 31, 2016, our investments in residential loans included $2.3 billion of jumbo residential loans financed with $2.0 billion of FHLB debt by our FHLB-member subsidiary. In connection with these borrowings, our FHLB-member subsidiary is required to hold $44 million of FHLB stock. At March 31, 2016, none of these loans was in delinquent status of greater than 60 days.

Ñ
For 2016, we expect an increase, as compared to 2015, in net interest income from residential loans held-for-investment, resulting from increased capital invested in a higher average balance of loans held by our FHLB-member subsidiary and financed with FHLB debt. For 2016, we are currently targeting GAAP yields of 12-16% on $388 million of capital allocated to this portfolio. This target return includes hedging costs and related expenses.

Ñ
At March 31, 2016, the weighted average maturity of this FHLB debt was approximately nine years and it had a weighted average cost of 0.58% per annum. This interest cost resets every 13 weeks and we use a combination of swaps, TBAs and other derivatives to seek to fix the interest cost of this FHLB debt over its weighted average maturity.

Ñ
Under a final rule published by the Federal Housing Finance Agency in January 2016, our FHLB-member subsidiary will remain an FHLB member through the five-year transition period for captive insurance companies. Our FHLB-member subsidiary's existing $2.0 billion of FHLB debt, which matures beyond this transition period, is permitted to remain outstanding until stated maturity. As residential loans pledged as collateral for this debt pay down, we are permitted to pledge additional loans or other eligible assets to collateralize this debt; however, we do not expect to be able to increase our subsidiary's FHLB debt above the existing $2.0 billion maximum.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Residential Securities
At March 31, 2016, we had $484 million, or 28%, of our total capital invested in residential securities. We categorize these securities by (i) whether they were issued through our Sequoia platform or by third parties and (ii) by portfolio vintage (the year the securities were issued), priority of cash flow (senior, Re-REMIC, and subordinate) and the underwriting characteristics of the underlying loans (prime and non-prime). The following table presents the fair value of our residential real estate securities at March 31, 2016.

Residential Securities - Vintage and Category
March 31, 2016
($ in millions)
	Sequoia Securities 2012-2015	Third-party Securities
		2012-2016	2006-2008	<=2005	Total Securities	% of Total Securities

Senior
Prime	$22	$—	$26	$86	$134	14%
Non-prime (1)	—	—	—	34	35	4%
Total senior	22	—	26	120	168	18%
Re-REMIC	—	—	107	56	163	18%
Prime subordinate
Mezzanine (2)	187	173	—	—	360	40%
Subordinate	98	91	1	30	219	24%
Prime subordinate(3)	285	263	1	30	578	64%

Total real estate securities	$307	$263	$134	$206	$910	100%

(1)	Non-prime residential senior securities consist of Alt-A senior securities.

(2)	Mezzanine includes securities initially rated AA through BBB- and issued in 2012 or later.

(3)	Included in prime subordinate are $62 million of investments in credit risk transfer securities, all of which are classified as trading, and were issued between 2012 and 2016.
For GAAP, we account for the majority of these securities as available-for-sale (AFS) and the others as trading securities, and in both cases, the securities are reported at their estimated fair value. Changes in the fair values of our AFS securities are recorded on our balance sheet through stockholders' equity, while changes in fair values of trading securities are recorded through our income statement.
At March 31, 2016, real estate securities we owned (as a percentage of current fair value) consisted of fixed-rate assets (68%), adjustable-rate assets (17%), and hybrid assets that reset within the next year (15%).

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

We directly finance our holdings of residential securities with a combination of capital and collateralized debt in the form of repurchase (or “repo”) financing. At March 31, 2016, we had short-term debt incurred through repurchase facilities of $426 million, which was secured by $524 million of residential real estate securities. The remaining $386 million of these securities were financed with capital. Our goal is to further reduce our repurchase financing to below $300 million in the next few months through the sale of securities and by using available capital, rather than repurchase financing, to fund these investments.
The following table presents the fair value of our residential securities that are financed with collateralized debt, at March 31, 2016.

Residential Securities Financed with Collateralized Debt
March 31, 2016
($ in millions, except weighted average price)
	Residential Securities	Collateralized Debt	Allocated Capital	Weighted Average Price(1)	Financing Haircut(2)

Residential securities
Senior	$111	$(97)	$14	$93	13%
Re-REMIC	74	(46)	28	$87	38%
Mezzanine	339	(283)	56	$99	17%

Total	$524	$(426)	$98	$96	19%

(1)	GAAP fair value per $100 of principal.

(2)	Allocated capital divided by GAAP fair value.

Ñ
At March 31, 2016, the securities we financed through repurchase facilities had no material credit issues. In addition to the allocated capital listed in the table above that directly supports our repurchase facilities (i.e., “the haircut”), we continue to hold a designated amount of supplemental risk capital available for potential margin calls or future obligations relating to these facilities.

Ñ
At March 31, 2016, we had securities repurchase facilities with nine different counterparties. The weighted average cost of funds for the financing at these facilities during the first quarter of 2016 was approximately 1.77% per annum.

Ñ
As of March 31, 2016, the weighted average GAAP fair value of our financed securities was 96% of their aggregate principal balance. All financed securities received external third party market price indications as of March 31, 2016 and were, in aggregate, valued for GAAP financial reporting purposes within 1% of these indications.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Ñ
The majority of the $111 million of senior securities and $74 million Re-REMIC securities noted in the table above are supported by seasoned residential loans originated prior to 2008. The credit performance of these investments continues to exceed our original investment expectations.

Ñ
The $339 million of mezzanine securities financed through repurchase facilities at March 31, 2016, carry investment grade credit ratings and are supported by residential loans originated between 2012 and 2016. The loans underlying these securities have experienced minimal delinquencies to date.

Ñ	Additional information on the residential securities we own is set forth in Tables 5 and 6 in the Financial Tables section of the Appendix to this Redwood Review.
Mortgage Servicing Rights
At March 31, 2016, we had $127 million, or 7%, of our total capital invested in MSRs. This portfolio includes conforming MSRs retained from loans sold to Fannie Mae and Freddie Mac, conforming MSRs acquired through co-issue relationships with third-party originators, and jumbo MSRs retained from loans transferred to Sequoia securitizations we completed over the past several years. The following table provides information on our MSR portfolio at March 31, 2016.

MSR Portfolio Composition
March 31, 2016
($ in millions, except price and cost per loan to service)
	Conforming	Jumbo	Total

Principal(1)	$9,345	$5,479	$14,824
Fair value of MSRs	$87	$40	$127
Price(2)	$0.93	$0.73	$0.85
Implied multiple(3)	3.7X	2.9X	3.4X
GWAC(4)	3.88%	3.97%	3.91%

Key assumptions in determining fair value
Discount rate	9%	11%	10%
Annualized cost per loan to service	$82	$72	$78
Constant prepayment rate (CPR) of associated loans	12%	21%	15%

(1)	Represents principal balance of residential loans associated with MSRs in our portfolio.

(2)	Fair value per $100 of principal.

(3)	Price divided by annual base servicing fee of 25 basis points.

(4)	Gross weighted average coupon of associated residential loans.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Ñ
At March 31, 2016, we owned $40 million of jumbo MSRs and $87 million of conforming MSRs associated with residential loans that had aggregate principal balances of $5.5 billion and $9.3 billion, respectively.

Ñ
The GAAP carrying value, which is the estimated fair value of our MSRs, was equal to 0.85% of the aggregate principal balance of the associated residential loans at March 31, 2016, as compared to 1.05% at December 31, 2015. The decline in price during the first quarter of 2016 was a result of the adverse effect to valuations from the decline in interest rates during the first quarter.

Ñ	At March 31, 2016, the 60-day-plus delinquency rate (by current principal balance) of loans associated with our MSR investments was 0.10%.

Ñ	We earn fees from these MSRs, but outsource the actual servicing of the associated loans to third-party servicers.
Residential Mortgage Banking
At March 31, 2016, we had $150 million, or 9%, of our total capital invested in our residential mortgage banking operations. The $150 million of allocated capital is utilized to support the purchase and sale of residential loans held-for-sale.
We utilize a combination of this allocated capital and our residential loan warehouse facilities to manage our $441 million inventory of residential loans held-for-sale. At March 31, 2016, we had $369 million of warehouse debt outstanding to fund residential mortgages held-for-sale. The weighted average cost of the borrowings outstanding under these facilities during the first quarter of 2016 was 1.97% per annum.
Our warehouse capacity, at March 31, 2016, totaled $1.4 billion across four separate counterparties, which should continue to provide sufficient liquidity to fund our residential mortgage banking operations in 2016.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Commercial
At March 31, 2016, we had $251 million, or 15%, of our total capital invested in commercial mezzanine loans and CMBS securities. The following table provides information on the loans held-for-investment within our commercial portfolio at March 31, 2016.

Commercial Loans Held-for-Investment
March 31, 2016
Property Type	Number of Loans	Original Weighted Average DSCR (1)	Original Weighted Average LTV (2)	Average Loan Size ($ in millions)

Multifamily	23	1.31	79%	$3
Hospitality	9	1.37	67%	$7
Office	12	1.22	77%	$7
Retail	11	0.98	63%	$5
Self Storage	3	1.39	75%	$6
Other	4	1.43	76%	$3

Total portfolio	62	1.25	73%	$5

(1)
The debt service coverage ratio (DSCR) is defined as the property’s annual net operating income divided by the annual principal and interest payments. The weighted average DSCRs in this table are based on the ratios at the time the loans were originated and are not based on subsequent time periods during which there may have been increases or decreases in each property’s operating income.

(2)	The loan-to-value (LTV) calculation is defined as the sum of the senior and all subordinate loan amounts divided by the value of the property at the time the loan was originated.
At March 31, 2016, we had commercial investments with a carrying value of $377 million, which includes $299 million of commercial mezzanine loans, $10 million of CMBS securities, $65 million of commercial A-notes that were sold but we are required under GAAP to consolidate, and $3 million of other assets.
At March 31, 2016, our unsecuritized and securitized portfolios of commercial mezzanine loans held-for-investment had an outstanding principal balance of $310 million (excluding A-notes), unamortized discount of $4 million, an allowance for loan losses of $7 million, and a carrying value of $299 million. Additionally, the weighted average life of our commercial mezzanine loans was approximately five years.
At March 31, 2016, we had three commercial mezzanine loans with a carrying value of $43 million on our credit risk watch list. These loans are current and we expect to receive all amounts due according to the contractual terms of the loans.

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At March 31, 2016, we had short-term debt incurred through securities repurchase facilities of $9 million, which was secured by $14 million of commercial investments, including $7 million of commercial loans held-for-investment and $7 million of investment grade CMBS securities.
At March 31, 2016, we had $52 million outstanding of non-recourse, asset-backed debt issued at our commercial securitization, at a stated interest rate of 5.62% (excluding deferred issuance costs), which provided financing for commercial loans with a carrying value of $165 million. Additionally, we had $65 million of long-term debt associated with $65 million of commercial A-notes which were sold to third parties but which we are required to consolidate under GAAP. This long-term debt is also considered non-recourse to Redwood.
See Table 7 in the Financial Tables section of the Appendix to this Redwood Review for additional detail on our consolidated variable interest entities, including our Commercial Securitization.

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R E D W O O D' S B U S I N E S S O V E R V I E W

Redwood’s Business
Redwood’s business is focused on investing in residential mortgages and other real estate-related assets and engaging in residential mortgage banking activities. We are structured as a REIT for federal tax purposes. Our REIT holds most of our mortgage-related investments, due to the tax advantages afforded to REITs. Our mortgage-banking activities are conducted through taxable REIT subsidiaries that pay corporate income taxes. We operate and report our businesses through three segments - Residential Mortgage Banking, Residential Investments, and Commercial. Each of these segments is further described below.
Residential Mortgage Banking: Our Residential Mortgage Banking segment primarily consists of operating a mortgage loan conduit that acquires residential loans from third-party originators for subsequent sale. We typically acquire prime, jumbo mortgages and the related mortgage servicing rights on a flow basis from our network of loan sellers and distribute those loans through our Sequoia private-label securitization program or to institutions that acquire pools of whole loans. We occasionally supplement our flow purchases with bulk loan acquisitions.
This segment’s main source of revenue is income from mortgage banking activities, which includes valuation increases (or gains) on the sale or securitization of loans, and from hedges used to manage risks associated with these activities. Additionally, this segment may generate interest income on loans held pending securitization or sale. Funding expenses, direct operating expenses, and tax expenses associated with these activities are also included in this segment.
Residential Investments: Our Residential Investments segment includes a portfolio of investments in residential mortgage-backed securities (RMBS) retained from our Sequoia securitizations, as well as RMBS issued by third parties. In addition, this segment includes a subsidiary of Redwood Trust that is a member of the Federal Home Loan Bank of Chicago (FHLBC) and utilizes attractive long-term financing from the FHLBC to make long-term investments directly in residential mortgage loans. Finally, this segment includes MSRs associated with residential loans we have sold or securitized, as well as MSRs purchased from third parties.
This segment’s main source of revenue is net interest income from portfolio securities and loans held-for-investment, as well as income from MSRs. Additionally, this segment may realize gains upon the sale of securities. Funding expenses, hedging expenses, direct operating expenses, and tax expenses associated with these activities are also included in this segment.
Commercial: Our Commercial segment consists primarily of a portfolio of investments in mezzanine and other subordinate loans and this segment’s main source of revenue is net interest income from these loans. Funding expenses, direct operating expenses, and tax expenses associated with these activities are also included in this segment. In the first quarter of 2016, we restructured our commercial operations and discontinued our commercial mortgage banking activities. Historical information presented for this segment through the first quarter of 2016 includes results from commercial mortgage banking activities.

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D I V I D E N D P O L I C Y

Dividend Policy
Summary
As a REIT, Redwood is required to distribute to shareholders at least 90% of its REIT taxable income, excluding net capital gains. REIT taxable income is defined as taxable income earned at Redwood and its qualified REIT subsidiaries and certain pass-through entities. To the extent Redwood retains REIT taxable income, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.

Dividend Policy Overview
Our Board of Directors has maintained a policy of paying regular quarterly dividends, although we have not been required to distribute dividends in recent years in order to comply with the provisions of the Internal Revenue Code applicable to REITs. In December 2015, the Board of Directors announced its intention to pay a regular dividend of $0.28 per share per quarter in 2016. In February 2016, the Board of Directors declared a regular dividend of $0.28 per share for the first quarter of 2016, which was payable on March 31, 2016 to shareholders of record on March 16, 2016.

Dividend Distribution Requirement
Our estimated REIT taxable income was $17 million, or $0.23 per share, for the first quarter of 2016 and $29 million, or $0.37 per share, for the fourth quarter of 2015. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a federal $70 million net operating loss carry forward (NOL) at the REIT that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax rules require the dividends paid deduction to be applied to reduce taxable income before the applicability of NOLs is considered. We do not expect our estimated REIT taxable income to exceed our dividend distributions in 2016; therefore, our entire NOL will likely carry forward into 2017.

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D I V I D E N D P O L I C Y

Income Tax Characterization of Dividend for Shareholders
Irrespective of our minimum distribution requirement, federal income tax rules require that the actual dividends we distribute in 2016 be taxed at the shareholder level based on our full-year 2016 taxable income plus net capital gains before application of any loss carry forwards. Based on this requirement, we expect all, or nearly all, of the dividends we distribute in 2016 to be taxable as ordinary income to shareholders and a smaller portion, if any, to be a return of capital, which is generally non-taxable. None of Redwood’s 2016 dividend distributions are expected to be characterized as long-term capital gains for federal income tax purposes. Factors that significantly affect the taxation of our dividends to shareholders include but are not limited to: (i) capital gains on sales of securities and (ii) the timing of realized credit losses on legacy investments.
(i)For the three months ended March 31, 2016, we realized net capital gains of $7 million at the REIT level for tax purposes. Net capital gains generated by the REIT for the entire year would increase the portion of our 2016 dividends that are characterized as ordinary income to our shareholders. However, if the REIT realizes net capital losses for 2016, these losses would have no effect on the taxability of our 2016 dividends. None of our 2016 dividend distributions are expected to be characterized as long-term capital gains, based on applicable federal income tax rules.
(ii)Our estimated REIT taxable income for the three months ended March 31, 2016 included $3 million of realized credit losses on legacy investments that were taken in previous periods for GAAP reporting purposes. We anticipate an additional $22 million of tax credit losses to be realized over an estimated three to five-year period based on the securities we currently own. This is a decrease from the $23 million at December 31, 2015 and $34 million at December 31, 2014. Even though the impact of realized losses on our current period taxable income is declining, our GAAP earnings, which have provisioned for these losses in prior periods, will likely continue to exceed our REIT taxable income.

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G L O S S A R Y

A-NOTES - A-Notes are senior interests in commercial mortgage debt which are promissory notes secured by either a deed of trust or a mortgage. A-Notes are senior to any subordinate financing, such as B-Notes, and mezzanine financing. See B-Notes and Mezzanine Loan definitions.

ADJUSTABLE-RATE MORTGAGES (ARM) - Adjustable-rate mortgages (“ARMs”) are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of 2-10 years and then become adjustable-rate).

AGENCY - Agency refers to government-sponsored enterprises (“GSEs”), including Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), and Government National Mortgage Association (“Ginnie Mae”).

ALT-A SECURITIES and ALT-A LOANS - Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and in some cases investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST - Amortized cost is the initial acquisition cost of an available-for-sale (“AFS”) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of other-than temporary impairment taken through the income statement.

ASSET-BACKED SECURITIES (ABS) - Asset-backed securities (“ABS”) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

AVAILABLE CAPITAL - Available Capital represents a combination of capital available for investment and risk capital we hold for liquidity management purposes.

AVAILABLE-FOR-SALE (AFS) - An accounting method for debt and equity securities in which the securities are reported at their fair value. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet.

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G L O S S A R Y

B-NOTES - B-Notes are subordinate interests in commercial mortgage debt which are either (i) evidenced by a subordinated promissory note secured by the same mortgage that also secures the senior debt relating to the same property or (ii) junior participation interests in mortgage debt that are subordinate to senior participation interests in the same mortgage debt. B-Notes typically provide the holder with certain rights to approve modifications to related lending agreements and to trigger foreclosure under the mortgage following an event of default. B-Notes also typically provide the holder certain limited rights to cure a borrower default under senior debt secured by the same mortgage in order to keep the senior debt current and avoid foreclosure.

BOOK VALUE (GAAP) - Book value is the value of our common equity in accordance with GAAP.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS) - A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONFORMING LOAN - A conforming loan is a mortgage loan that conforms to the underwriting standards of Fannie Mae and Freddie Mac, including the maximum loan limit, which is currently $417,000 except in defined high-cost areas of the country, where the limit is higher. Changes to this maximum loan limit are announced annually by the Federal Housing Finance Agency (“FHFA”), which is the regulator and conservator of both Fannie Mae and Freddie Mac.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR) - Constant (or conditional) prepayment rate (“CPR”) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CORE EARNINGS - Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management defines core earnings as: GAAP net income adjusted to (i) eliminate the impact of mark-to-market changes on the fair value of loans held-for-investment and trading securities held in Redwood's investment porfolio (and associated derivatives) that are related to changes in benchmark interest rates and credit spreads and (ii) eliminate the impact of the benefit of (or provision for) taxes. In addition, for the fourth quarter of 2015 and the first quarter of 2016, Redwood’s core earnings also exclude the impact of the restructuring and related charges associated with the recent discontinuation of our conforming and commercial mortgage banking operations.

Management utilizes this core earnings measure internally as one way of monitoring Redwood’s performance over multiple periods and also believes it can provide a useful basis to compare Redwood’s results with those of other REITs and competitors who use similar non-GAAP measures of operating results. We caution that core earnings should not be utilized in isolation, nor should it be considered as an alternative to GAAP net income or other measurements of results of operations computed in accordance with GAAP.

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G L O S S A R Y

CREDIT RISK TRANSFER (CRT) INVESTMENTS - Credit risk transfer investments generally refer to transactions between one party and another whereby mortgage loan credit risk is shifted from the one party to another, examples of which may include structured debt issuances, insurance/reinsurance transactions, front-end lender risk sharing transactions, and senior subordinate securities.

CREDIT SUPPORT - Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

FALLOUT - The percentage of loans that an originator plans or commits to sell to a buyer that ultimately do not close and are not delivered to the buyer.

FASB - Financial Accounting Standards Board.

FHFA - The FHFA refers to the Federal Housing Finance Authority.

FHLB and FHLBC - The FHLB refers to the Federal Home Loan Bank system. The FHLBC refers to the Federal Home Loan Bank of Chicago.

FORWARD SALE COMMITMENT - A contract pertaining to the future sale of a loan at a specified price and within a specified time period. Mortgage bankers often use forward sale commitments to hedge interest rate risk between the date they agree to buy and the date in which the loan is sold, which is often between 30 and 60 days. This commitment qualifies as a derivative in accordance with GAAP. Any change in the value of this forward sale commitment is recorded as a market valuation adjustment in mortgage banking activities.

GAAP - Generally Accepted Accounting Principles in the United States.

GOVERNMENT-SPONSORED ENTERPRISE (GSE) - A government-sponsored enterprise is a financial services corporation created by the United States Congress to enhance the flow of credit to targeted sectors of the economy. Among the GSEs chartered by Congress are Fannie Mae, Freddie Mac, Ginnie Mae, and the Federal Home Loan Banks. When we refer to GSEs, we are generally referring to Fannie Mae and Freddie Mac.

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G L O S S A R Y

INTEREST-ONLY SECURITIES (IOs) - Interest-only securities (“IOs”) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the securities that are issued with principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balance of the underlying pool of assets pays down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments increase.

JUMBO LOAN - A jumbo loan is a residential mortgage loan that generally conforms to the underwriting standards of Fannie Mae and Freddie Mac except that the dollar amount of the loan exceeds the conforming loan limit set annually by the FHFA. See Conforming Loan Definition.

LEVERAGE RATIOS - Leverage ratios measure financial leverage and are used to assess a company’s ability to meet its financial obligations. Financial leverage ratios are often expressed as debt to equity and assets to equity. In the mortgage banking industry, financial leverage is most commonly calculated using debt to equity. At Redwood, the two financial leverage ratios used are consolidated GAAP debt to equity and recourse debt (or, debt at Redwood) to equity. The former calculation includes the consolidated ABS issued from certain Sequoia and other securitization entities (generally those issued prior to 2012) even though those obligations are not financial obligations of Redwood but are obligations of each the consolidated securitization trusts and are payable only from the cash flow from the assets owned by each of those trusts. The latter calculation of recourse debt to equity excludes debt related to consolidated securitizations and only includes debt for which Redwood has an obligation to repay. Both ratios are calculated at the bottom of Table 4: Book Value and Financial Ratios in the Appendix section.

LOAN PURCHASE COMMITMENT (LPC) - A commitment to purchase a residential mortgage loan from a mortgage loan originator at a specified price and within a specified time period. A “best efforts” loan purchase commitment becomes effective once the originator has closed the loan with the borrower. A “mandatory” loan purchase commitment becomes effective once the commitment is entered into among the buyer and the originator, regardless if the originator has closed the loan. Mortgage buyers such as Redwood often issue 30 to 60 day loan purchase commitments to loan originators so they can in turn offer a similar commitments to their borrowers. To hedge interest rate risk during the commitment period, buyers will often enter in to a forward sale commitment or hedge the risk using derivatives. (See Forward Sale Commitment definition.) A loan purchase commitment for a conforming loan qualifies as a derivative in accordance with GAAP. Beginning January 1, 2015, our loan purchase commitment for a non-conforming loan qualifies as a derivative in accordance with GAAP. Any change in the value of a loan purchase commitment is recorded as a market valuation adjustment in mortgage banking activities.

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G L O S S A R Y

LONG-TERM DEBT - Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes convertible debt, exchangeable debt, junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING - Mark-to-market (“MTM”) accounting uses estimated fair values of assets, liabilities, and hedges. Many assets on our consolidated balance sheet are carried at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

MARKET VALUATION ADJUSTMENTS (MVAs) - Market valuation adjustments (“MVAs”) are changes in fair values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in fair values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

MEZZANINE LOAN - A mezzanine loan is a loan secured by the membership interests, partnership interests, and/or stock in a single purpose entity formed to own a commercial property, for example. If the mezzanine borrower fails to make its payments or otherwise defaults under the mezzanine loan documents, the mezzanine lender may pursue its remedies, including taking control of the single purpose entity that owns the property.

MEZZANINE SECURITIES - Mezzanine securities are a type of subordinate security and refer to the securities in a residential mortgage-backed securitization that are rated AA, A, and BBB. They rank junior to the AAA securities, and senior to the securities rated below BBB which typically include BB and B rated securities, and any non-rated securities.

MORTGAGE SERVICING RIGHT (MSR) - A mortgage servicing right (“MSR”) gives the holder the contractual right to service a mortgage loan. MSRs typically include the right to collect monthly mortgage principal and interest payments, as well as related tax and insurance payments, from borrowers, disburse funds to the mortgage debt holders and remit related insurance and tax payments, collect late payments, and process modifications and foreclosures. MSRs are created when mortgage loans are sold in a transaction in which the seller retains the right to service the loans. The holder of an MSR receives a monthly servicing fee (which generally ranges from 0.25% to 0.375% per annum of the outstanding principal balance of the related mortgage loan), which is deducted from the borrower’s monthly interest payments. For accounting purposes, MSRs are capitalized at the net present value of the servicing fee less the servicing cost. When Redwood holds an MSR relating to a residential mortgage loan, it retains a sub-servicer to carry out actual servicing functions, as Redwood does not directly service residential mortgage loans.

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G L O S S A R Y

MPF DIRECT - MPF Direct is a mortgage loan product offered by the Federal Home Loan Bank of Chicago under the Mortgage Partnership Finance ("MPF") program. Members of the FHLB system that are eligible to participate in the MPF Direct product ("MPF Direct sellers") sell high-balance loans to the Federal Home Loan Bank of Chicago which in turn sells the loans to Redwood, which we also refer to as our MPF Direct channel.

MSR CO-ISSUE - In an MSR co-issue transaction, a third party originator sells a pool of residential mortgage loans directly to one of the Agencies and, at the same time, sells the MSRs associated with these loans to an Agency-approved counterparty, such as Redwood.

NON-PRIME SECURITIES - Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

NON-RECOURSE DEBT - Debt that is secured by collateral, but for which the borrower is not personally liable. If the borrower defaults, the lender may seize the collateral, but cannot seek repayment from the borrower for any unpaid principal or interest, even if the value of the collateral does not cover the unpaid amount due following default.

OPTION ARM LOAN - An option ARM loan is a residential mortgage loan that generally offers a borrower monthly payment options such as: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 31-year amortization schedule; and, 4) a payment that would fully amortize the loan over a 15-year amortization schedule. To the extent the borrower has chosen an option that is not fully amortizing the loan (or negatively amortizing the loan), after a period – usually five years or once the negatively amortized loan balance reaches a certain level (generally 15% to 25% higher than the original balance) – the loan payments are recast. This recast provision resets the payment at a level that fully amortizes the loan over its remaining life and the new payment may be materially different than under the borrowers’ previous option.

PREFERRED EQUITY - A preferred equity investment is an investment in preferred equity of a special purpose entity that directly or indirectly owns a commercial property. An investor in preferred equity is typically entitled to a preferred return (relative to a holder of common equity of the same entity) and has the right, if the preferred return is not paid, to take control of the entity (and thereby control the underlying commercial property).

PRIME RESIDENTIAL REAL ESTATE LOANS - Prime loans are residential loans with higher quality credit characteristics, such as borrowers with higher FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

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G L O S S A R Y

PRIME SECURITIES - Prime securities are residential mortgage-backed securities backed by prime loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (e.g., 700 or higher at origination), low weighted average LTVs (e.g., 75% or less at origination), limited concentrations of investor properties, and low percentages of loans with low FICO scores or high LTV ratios.

PRINCIPAL-ONLY SECURITIES (POs) - Principal-only securities (“POs”) are specialized securities created by securitization entities where the holder is only entitled to receive regular cash flows that are derived from incoming principal repayments on an underlying mortgage loan pool. This security is created by splitting a mortgage-backed security into its interest and principal payments. The principal payments create a stream of cash flows which are sold at a discount to investors. These investors will receive the principal portions of the monthly mortgage payments from the underlying pool of loans. The yield on a PO strip depends on the prepayment speed of the underlying loan. The faster the principal is repaid, the higher the yield an investor will receive.

PROFITABILITY RATIOS - Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of certain securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We provide various profitability ratios in Table 4 in the Financial Tables in this Review.

REAL ESTATE INVESTMENT TRUST (REIT) - A real estate investment trust (“REIT”) is an entity that makes a tax election to be taxed as a REIT, invests in real estate and real estate-related assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of its REIT taxable income, excluding net capital gains. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s taxable profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

REAL ESTATE OWNED (REO) - Real estate owned (“REO”) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT SUBSIDIARY - A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT, also referred to as a qualified REIT subsidiary.

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REIT TAXABLE INCOME - REIT taxable income is non-GAAP measure calculated for tax purposes at Redwood and includes only its qualified REIT subsidiaries (i.e., excluding its taxable subsidiaries, with certain adjustments). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must annually distribute at least 90% of REIT taxable income, excluding net capital gains, as dividends to shareholders. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay corporate income tax on the REIT taxable income we retain, if any (and we are permitted to retain up to 10% of total REIT taxable income, plus net capital gains).

REMIC - A real estate mortgage investment conduit (“REMIC”) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and federal agency pass-through securities.

RE-REMIC SECURITY - A Re-REMIC is a re-securitization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting Re-REMIC securities in a variety of ways.

RESECURITIZATION - A resecuritization is a securitization of two or more mortgage-backed securities into a new mortgage-backed security.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS) - A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE) - ROE is a measure of the amount of profit we generate over a given period per dollar of equity capital; ROE equals GAAP income divided by average GAAP equity.

SENIOR SECURITIES - Generally, senior securities have the least credit risk in a securitization transaction because they are the last securities to absorb credit losses and have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid). To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to pay down the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally triple A-rated.

SEQUOIA - Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue asset-backed securities (“ABS”) backed by these loans. These ABS are also referred to as RMBS. Most of the loans that Sequoia entities acquire are prime-quality loans. Most of the senior ABS created by Sequoia are sold to third-party investors. Redwood usually acquires most of the subordinated ABS and may also acquire the IOs.

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SHORT-TERM DEBT - Short-term debt is a debt obligation of Redwood payable within a year. We may obtain this form of debt from a variety of Wall Street firms, banks, and other institutions. We may issue this or other forms of short term debt in the future, use it to finance the accumulation of assets prior to sale or securitization, or to finance investments in loans and securities.

SUBORDINATE DEBT INVESTMENTS - Subordinate Debt Investments mean Mezzanine Loans, Preferred Equity, and B-Notes.

SUBORDINATE SECURITIES (JUNIOR SECURITIES or NON-SENIOR SECURITIES) - Subordinate securities absorb the initial credit losses from a securitization, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated double-A or below.

SUBPRIME SECURITIES - Subprime securities are RMBS backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

TAXABLE INCOME - Taxable income is a non-GAAP measure calculated for tax purposes for Redwood and all its subsidiaries. As taxable income calculations differ significantly from GAAP income calculations, a reconciliation is provided in Table 3 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY - A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and real estate-related assets and it can choose to retain all of its after-tax profits.

TO BE ANNOUNCED (TBA) - A term used to describe a forward Agency mortgage-backed securities trade. Pass-through securities issued by Freddie Mac, Fannie Mae and Ginnie Mae trade in the TBA market. The term TBA is derived from the fact that the actual mortgage-backed security that will be delivered to fulfill a TBA trade is not designated at the time the trade is made. The securities are “to be announced” 48 hours prior to the established trade settlement date.

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Table 1: GAAP Earnings (in thousands, except per share data)

	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2014 Q3	2014 Q2	2014 Q1	Twelve Months 2015	Twelve Months 2014
Interest income	$54,071	$60,074	$54,191	$53,857	$53,713	$56,029	$53,324	$48,347	$45,144	$221,835	$202,844
Discount amortization on securities, net	8,068	8,573	9,115	9,324	9,838	10,061	10,890	10,586	11,298	36,850	42,835
Discount (premium) amortization on loans, net	189	182	178	192	195	(839)	(863)	(940)	(967)	747	(3,609)
Total interest income	62,328	68,829	63,484	63,373	63,746	65,251	63,351	57,993	55,475	259,432	242,070
Interest expense on short-term debt	(6,697)	(9,194)	(7,627)	(6,527)	(7,224)	(8,581)	(8,441)	(5,142)	(3,826)	(30,572)	(25,990)
Interest expense on ABS issued from consolidated trusts	(4,282)	(4,432)	(5,190)	(5,645)	(6,202)	(6,765)	(7,838)	(8,183)	(8,441)	(21,469)	(31,227)
Interest expense on long-term debt	(12,971)	(11,413)	(11,058)	(10,836)	(10,535)	(8,557)	(7,071)	(7,826)	(6,792)	(43,842)	(30,246)
Total interest expense	(23,950)	(25,039)	(23,875)	(23,008)	(23,961)	(23,903)	(23,350)	(21,151)	(19,059)	(95,883)	(87,463)
Net interest income	38,378	43,790	39,609	40,365	39,785	41,348	40,001	36,842	36,416	163,549	154,607
(Provision for) reversal of provision for loan losses – Residential	—	—	—	—	—	(1,562)	708	604	(628)	—	(878)
(Provision for) reversal of provision for loan losses – Commercial	(289)	240	60	261	(206)	(27)	888	(289)	(655)	355	(83)
Net interest income after provision	38,089	44,030	39,669	40,626	39,579	39,759	41,597	37,157	35,133	163,904	153,646
Non-interest income
Mortgage banking activities, net (1)
Residential mortgage banking	9,280	885	331	4,837	2,215	9,847	11,386	1,329	(1,064)	8,268	21,498
Commercial mortgage banking	(2,062)	(620)	1,002	2,614	(292)	1,140	6,486	4,981	833	2,704	13,440
Mortgage servicing rights income (loss), net
MSR servicing fee income	9,646	9,392	8,715	7,292	8,487	6,281	4,153	3,776	3,318	33,886	17,528
MSR market valuation adjustments	(44,422)	7,676	(28,717)	15,352	(19,411)	(15,192)	1,668	(5,553)	(2,712)	(25,100)	(21,789)
MSR derivatives valuation adjustments (2)	41,057	(14,445)	23,551	(21,814)	—	—	—	—	—	(12,708)	—
Investment fair value changes, net (1)	(19,538)	(4,251)	(14,169)	(1,792)	(1,145)	3,819	(3,706)	(4,121)	(6,138)	(21,357)	(10,146)
Realized gains, net	9,538	20,199	5,548	6,316	4,306	4,790	8,532	1,063	1,093	36,369	15,478
Other income	955	757	327	1,299	809	181	1,600	—	—	3,192	1,781
Total non-interest income (loss), net	4,454	19,593	(3,412)	14,104	(5,031)	10,866	30,119	1,475	(4,670)	25,254	37,790
Fixed compensation expense	(7,894)	(8,009)	(8,642)	(9,286)	(9,155)	(7,948)	(7,445)	(6,872)	(6,792)	(35,092)	(29,057)
Variable compensation expense	(1,760)	(1,470)	(3,567)	(3,578)	(3,991)	(6,467)	(2,422)	(3,243)	(2,731)	(12,606)	(14,863)
Equity compensation expense	(2,332)	(2,809)	(2,835)	(3,539)	(2,738)	(2,335)	(2,261)	(2,824)	(2,330)	(11,921)	(9,750)
Restructuring charges	(10,659)	—	—	—	—	—	—	—	—	—	—
Other operating expense	(7,807)	(10,350)	(9,453)	(8,815)	(9,179)	(9,712)	(9,278)	(9,343)	(8,120)	(37,797)	(36,453)
Total operating expenses	(30,452)	(22,638)	(24,497)	(25,218)	(25,063)	(26,462)	(21,406)	(22,282)	(19,973)	(97,416)	(90,123)
Provision for (benefit from) income taxes	(28)	74	7,404	(2,448)	5,316	2,959	(5,213)	(333)	1,843	10,346	(744)
Net income	$12,063	$41,059	$19,164	$27,064	$14,801	$27,122	$45,097	$16,017	$12,333	$102,088	$100,569
Diluted average shares	77,138	103,377	85,075	94,950	85,622	85,384	96,956	85,033	84,941	84,518	85,099
Net income per share	$0.15	$0.46	$0.22	$0.31	$0.16	$0.31	$0.50	$0.18	$0.14	$1.18	$1.15

(1)
During the first quarter of 2016, we began to present the changes in fair value of certain investments and their associated derivatives in the new line item "Investment fair value changes, net" and began to present income from mortgage banking activities in "Mortgage banking activities, net." These were previously presented in a single line item "Mortgage Banking and Investment Activities, net."

(2)
During the second quarter of 2015, we began to include market valuation adjustments of derivatives associated with our MSRs in MSR income (loss), net. Prior to the second quarter of 2015, valuation adjustments of MSR hedges were presented in Investment fair value changes, net.

THE REDWOOD REVIEW I 1ST QUARTER 2016	Table 1: GAAP Earnings 52

Table 2: Segment Results ($ in thousands)

	Three Months Ended March 31, 2016					Three Months Ended December 31, 2015
	Residential Mortgage Banking	Residential Investments	Commercial	Corporate/ Other	Total	Residential Mortgage Banking	Residential Investments	Commercial	Corporate/ Other	Total
Interest income	$7,869	$39,936	$9,581	$4,942	$62,328	$14,374	$37,060	$12,149	$5,246	$68,829
Interest expense	(3,289)	(4,953)	(2,952)	(12,756)	(23,950)	(5,818)	(3,067)	(3,321)	(12,833)	(25,039)
Net interest income (loss)	4,580	34,983	6,629	(7,814)	38,378	8,556	33,993	8,828	(7,587)	43,790

Reversal of provision (provision for) loan losses	—	—	(289)	—	(289)	—	—	240	—	240
Net interest income (loss) after provision	4,580	34,983	6,340	(7,814)	38,089	8,556	33,993	9,068	(7,587)	44,030
Non-interest income
Mortgage banking activities, net	9,280	—	(2,062)	—	7,218	885	—	(620)	—	265
MSR income, net	—	6,281	—	—	6,281	—	2,623	—	—	2,623
Investment fair value changes, net	—	(17,765)	(137)	(1,636)	(19,538)	—	(5,344)	—	1,093	(4,251)
Other income	—	955	—	—	955	—	757	—	—	757
Realized gains, net	—	9,246	—	292	9,538	—	20,199	—	—	20,199
Total non-interest income (loss)	9,280	(1,283)	(2,199)	(1,344)	4,454	885	18,235	(620)	1,093	19,593

Operating expenses	(5,321)	(1,861)	(1,602)	(21,668)	(30,452)	(9,968)	(746)	(1,694)	(10,230)	(22,638)
Benefit from (provision for) income taxes	—	(28)	—	—	(28)	608	(2,977)	1,131	1,312	74
Segment contribution	$8,539	$31,811	$2,539	$(30,826)		$81	$48,505	$7,885	$(15,412)
Net income					$12,063					$41,059

Additional information:
Residential loans	$441,076	$2,343,953	$—	$930,027	$3,715,056	$1,115,738	$1,791,195	$—	$1,021,870	3,928,803
Commercial loans	—	—	363,893	—	363,893	—	—	402,647	—	402,647
Real estate securities	—	909,569	10,358	—	919,927	197,007	1,028,171	8,078	—	1,233,256
Mortgage servicing rights	—	126,620	—	—	126,620	—	191,976	—	—	191,976
Total Assets	472,213	3,552,629	377,452	1,324,586	5,726,880	1,347,492	3,140,604	415,716	1,316,235	6,220,047

THE REDWOOD REVIEW I 1ST QUARTER 2016	Table 2: Segment Results 53

Table 3: Taxable and GAAP Income (1) Differences and Dividends ($ in thousands, except for per share data)

	Estimated Three Months 2016 (2)			Estimated Twelve Months 2015 (2)			Actual Twelve Months 2014 (2)
	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences
Taxable and GAAP Income Differences
Interest income	$56,797	$62,328	$(5,531)	$227,825	$259,432	$(31,607)	$206,214	$242,070	$(35,856)
Interest expense	(21,519)	(23,950)	2,431	(79,830)	(95,883)	16,053	(67,208)	(87,463)	20,255
Net interest income	35,278	38,378	(3,100)	147,995	163,549	(15,554)	139,006	154,607	(15,601)
Reversal of provision (provision for) loan losses	—	(289)	289	—	355	(355)	—	(961)	961
Realized credit losses	(2,748)	—	(2,748)	(8,645)	—	(8,645)	(6,734)	—	(6,734)
Mortgage banking activities, net	3,637	7,218	(3,581)	(25,085)	10,972	(36,057)	5,562	34,938	(29,376)
MSR income (loss), net	37,541	6,281	31,260	33,574	(3,922)	37,496	15,763	(4,261)	20,024
Investment fair value changes, net	(2,603)	(19,538)	16,935	(2,827)	(21,357)	18,530	(2,064)	(10,146)	8,082
Operating expenses	(27,128)	(30,452)	3,324	(103,318)	(97,416)	(5,902)	(97,435)	(90,123)	(7,312)
Other income (expense), net	603	955	(352)	2,174	3,192	(1,018)	(8,219)	1,781	(10,000)
Realized gains, net	284	9,538	(9,254)	—	36,369	(36,369)	—	15,478	(15,478)
(Provision for) benefit from income taxes	(24)	(28)	4	(122)	10,346	(10,468)	(132)	(744)	612
Income	$44,840	$12,063	$32,777	$43,746	$102,088	$(58,342)	$45,747	$100,569	$(54,822)

REIT taxable income	$17,322			$85,292			$63,989
Taxable income (loss) at taxable subsidiaries	27,518			(41,546)			(18,242)
Taxable income	$44,840			$43,746			$45,747

Shares used for taxable EPS calculation	76,627			78,163			83,443
REIT taxable income per share (3)	$0.23			$1.05			$0.77
Taxable income (loss) per share at taxable subsidiaries	$0.36			$(0.50)			$(0.22)
Taxable income per share (3)	$0.59			$0.55			$0.55

Dividends
Dividends declared	$21,669			$92,493			$92,935
Dividends per share (4)	$0.28			$1.12			$1.12

(1)
Taxable income for 2016 and 2015 are estimates until we file our tax returns for those years. To the extent we expect to pay tax at the corporate level (generally as a result of activity at our taxable REIT subsidiaries), we are required to record a tax provision for GAAP reporting purposes. Any tax provision (or benefit) is not intended to reflect the actual amount we expect to pay (or receive as an income tax refund) as it is expected to be utilized in future periods, as GAAP income is earned at our TRS. It is our intention to retain any excess inclusion income generated in 2016 at our TRS and not pass it through to our shareholders.

(2)	Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.

(3)
REIT taxable income per share and taxable income (loss) per share are based on the number of shares outstanding at the end of each quarter. The annual REIT taxable income per share and taxable income (loss) per share are the sum of the four quarterly per share estimates.

(4)
Dividends in 2015 are expected to be characterized as 100% ordinary income (or $92 million). Dividends in 2014 were characterized as 90% ordinary income (or $84 million), and 10% return of capital (or $9 million). The portion of Redwood's dividends characterized as a return of capital is not taxable to a shareholder and reduces a shareholder's basis for shares held at each quarterly distribution date, but not to below $0.

THE REDWOOD REVIEW I 1ST QUARTER 2016	Table 3: Taxable and GAAP Income Differences and Dividends 54

Table 4: Financial Ratios and Book Value ($ in thousands, except per share data)

	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2014 Q3	2014 Q2	2014 Q1	Twelve Months 2015	Twelve Months 2014
Financial performance ratios
Net interest income	$38,378	$43,790	$39,609	$40,365	$39,785	$41,348	$40,001	$36,842	$36,416	$163,549	$154,607
Operating expenses	$(30,452)	$(22,638)	$(24,497)	$(25,218)	$(25,063)	$(26,462)	$(21,406)	$(22,282)	$(19,973)	$(97,416)	$(90,123)
GAAP net income	$12,063	$41,059	$19,164	$27,064	$14,801	$27,122	$45,097	$16,017	$12,333	$102,088	$100,569

Average total assets	$6,131,715	$6,480,586	$5,977,645	$5,730,268	$5,866,851	$5,848,856	$5,631,421	$5,140,932	$4,791,512	$6,015,420	$5,356,839
Average total equity	$1,110,187	$1,189,289	$1,244,327	$1,265,647	$1,262,883	$1,259,581	$1,254,352	$1,245,346	$1,243,006	$1,240,345	$1,250,627

Operating expenses / average total assets	1.99%	1.40%	1.64%	1.76%	1.71%	1.81%	1.52%	1.73%	1.67%	1.62%	1.68%
Operating expenses / average total equity	10.97%	7.61%	7.87%	7.97%	7.94%	8.40%	6.83%	7.16%	6.43%	7.85%	7.21%

GAAP net income / average total assets	0.79%	2.53%	1.28%	1.89%	1.01%	1.85%	3.20%	1.25%	1.03%	1.70%	1.88%
GAAP net income / average equity (GAAP ROE)	4.35%	13.81%	6.16%	8.55%	4.69%	8.61%	14.38%	5.14%	3.97%	8.23%	8.04%

Leverage ratios and book value per share
Short-term debt	$804,175	$1,855,003	$1,872,793	$1,367,062	$1,502,164	$1,793,825	$1,887,688	$1,718,430	$1,288,761
Long-term debt – Commercial secured borrowing	65,181	63,152	65,578	65,232	68,077	66,707	66,146	66,692	34,774
Long-term debt – Other (1)	2,627,764	1,975,023	1,756,299	1,514,122	1,482,792	1,127,860	630,756	479,916	478,458
Total debt at Redwood	$3,497,120	$3,893,178	$3,694,670	$2,946,416	$3,053,033	$2,988,392	$2,584,590	$2,265,038	$1,801,993

ABS issued at consolidated entities
Residential Resecuritization ABS issued	$—	$—	$5,261	$18,872	$34,280	$45,044	$56,508	$69,709	$82,179
Commercial Securitization ABS issued	51,680	53,137	67,946	69,914	79,676	83,313	114,943	144,700	147,574
Legacy Sequoia entities ABS issued	907,023	996,820	1,105,588	1,173,336	1,239,065	1,416,762	1,484,751	1,553,669	1,624,591
Total ABS issued (1)	$958,703	$1,049,957	$1,178,795	$1,262,122	$1,353,021	$1,545,119	$1,656,202	$1,768,078	$1,854,344
Consolidated Debt	$4,455,823	$4,943,135	$4,873,465	$4,208,538	$4,406,054	$4,533,511	$4,240,792	$4,033,116	$3,656,337
Stockholders' equity	$1,085,750	$1,146,265	$1,206,575	$1,264,785	$1,257,210	$1,256,142	$1,266,678	$1,248,904	$1,250,887
Debt at Redwood to stockholders' equity (2)	3.2x	3.4x	3.1x	2.3x	2.4x	2.3x	2.0x	1.8x	1.4x
Consolidated debt to stockholders' equity	4.1x	4.3x	4.0x	3.3x	3.5x	3.6x	3.4x	3.2x	2.9x
Shares outstanding at period end (in thousands)	76,627	78,163	82,125	84,552	83,749	83,443	83,284	83,080	82,620
Book value per share	$14.17	$14.67	$14.69	$14.96	$15.01	$15.05	$15.21	$15.03	$15.14

(1)	Long-term debt - other and ABS issued presented above do not include deferred securities issuance costs.

(2)
Excludes ABS obligations of consolidated securitization entities, including legacy Sequoia securitizations completed prior to 2012, the residential resecuritization completed in 2011, and the commercial securitization completed in 2012. Also excludes commercial secured borrowings associated with commercial A-notes that were sold, but treated as secured borrowings under GAAP.

THE REDWOOD REVIEW I 1ST QUARTER 2016	Table 4: Financial Ratios and Book Value 55

Table 5: Balance & Yields by Portfolio (1) ($ in thousands)

	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4		2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4
Securities – Prime Senior							Securities – Subordinate
Principal balance	$120,577	$434,768	$279,793	$305,660	$305,502	$317,626	Principal balance	$716,426	$658,403	$560,529	$596,127	$693,179	$763,501
Unamortized discount	(13,491)	(21,295)	(27,497)	(30,713)	(32,612)	(34,833)	Unamortized discount	(154,759)	(153,697)	(147,867)	(153,368)	(155,943)	(162,249)
Credit reserve	(1,108)	(1,305)	(2,377)	(2,650)	(2,830)	(3,660)	Credit reserve	(35,494)	(32,131)	(32,865)	(36,804)	(39,060)	(41,561)
Unrealized gains, net	5,545	16,772	23,600	29,090	31,301	34,682	Unrealized gains, net	62,327	61,775	70,406	67,858	71,536	61,589
Interest-only securities	22,177	30,623	29,062	40,000	62,320	87,800	Interest-only securities	250	240	247	234	283	293
Fair value	$133,700	$459,563	$302,581	$341,387	$363,681	$401,615	Fair value	$588,750	$534,590	$450,450	$474,047	$569,995	$621,573

Average amortized cost	$266,151	$370,769	$298,428	$331,394	$352,583	$388,577	Mezzanine (3)
Interest income	$5,660	$7,066	$6,722	$8,252	$9,506	$10,434	Average amortized cost	$354,239	$267,974	$271,554	$290,927	$421,731	$408,600
Annualized yield (2)	8.51%	7.62%	9.01%	9.96%	10.78%	10.74%	Interest income	$4,231	$3,533	$3,561	$3,895	$5,392	$5,092
							Annualized yield	4.78%	5.27%	5.25%	5.36%	5.11%	4.98%
Securities – Non-Prime Senior
Principal balance	$31,781	$75,591	$174,285	$182,719	$190,790	$196,258	Subordinate (3)
Unamortized discount	(3,262)	(8,395)	(25,505)	(27,533)	(29,791)	(31,491)	Average amortized cost	$134,461	$141,044	$128,875	$138,900	$132,730	$113,047
Credit reserve	(687)	(5,101)	(8,964)	(9,175)	(9,027)	(9,644)	Interest income	$3,896	$3,930	$4,087	$4,225	$4,237	$4,413
Unrealized gains, net	1,261	6,162	18,224	20,365	22,902	24,621	Annualized yield	11.59%	11.15%	12.69%	12.17%	12.77%	15.61%
Interest-only securities	5,414	5,782	6,514	6,705	7,454	7,951
Fair value	$34,507	$74,039	$164,554	$173,081	$182,328	$187,695	Residential Loans, held-for-investment (excludes legacy Sequoia)

Average amortized cost	$59,715	$120,429	$149,589	$156,383	$161,163	$164,940	Principal balance	$2,275,298	$1,758,990	$1,325,626	$1,131,844	$971,541	$566,371
Interest income	$1,940	$3,215	$3,824	$3,946	$4,210	$4,370	Unrealized gains, net	68,655	32,205	34,651	25,441	28,903	15,296
Annualized yield	13.00%	10.68%	10.23%	10.09%	10.45%	10.60%	Fair value	$2,343,953	$1,791,195	$1,360,277	$1,157,285	$1,000,444	$581,667

Securities – Re-REMIC							Average amortized cost	$1,986,635	$1,566,959	$1,167,534	$1,017,835	$667,543	$370,886
Principal balance	$189,146	$189,782	$192,215	$193,221	$194,296	$195,098	Interest income	$19,306	$15,526	$11,258	$9,370	$6,522	$3,427
Unamortized discount	(66,586)	(71,670)	(74,377)	(75,658)	(79,401)	(79,611)	Annualized yield	3.89%	3.96%	3.86%	3.68%	3.91%	3.70%
Credit reserve	(11,258)	(10,332)	(11,135)	(13,071)	(12,667)	(15,202)
Unrealized gains, net	51,668	57,284	60,936	64,592	67,011	68,062	Commercial Loans, held-for-investment at amortized cost
Fair value	$162,970	$165,064	$167,639	$169,084	$169,239	$168,347	Principal balance	$310,010	$311,553	$333,442	$332,122	$350,188	$346,305
							Unamortized discount	(3,908)	(4,096)	(4,278)	(4,476)	(4,668)	(4,863)
Average amortized cost	$109,501	$107,384	$105,572	$103,384	$101,238	$106,433	Credit reserve	(7,390)	(7,102)	(7,341)	(7,401)	(7,662)	(7,456)
Interest income	$5,367	$4,341	$4,555	$4,524	$4,428	$4,122	Carrying value	$298,712	$300,355	$321,823	$320,245	$337,858	$333,986
Annualized yield	19.61%	16.17%	17.26%	17.50%	17.50%	15.49%
							Average amortized cost	$295,531	$309,577	$322,989	$328,193	$336,258	$322,723
							Interest income	$7,833	$10,508	$8,760	$10,551	$8,855	$10,071
							Annualized yield	10.60%	13.58%	10.85%	12.86%	10.53%	12.48%

(1)	Annualized yields for AFS securities portfolios are based on average amortized cost.

(2)
Yields for prime senior securities includes investments in Sequoia IO securities and Sequoia senior securities held in our Residential Mortgage Banking segment, for which yields are calculated using fair value, as these are trading securities.

(3)	Mezzanine and subordinate together comprise our subordinate portfolio of securities. We have shown them separately to present their different yield profiles.

THE REDWOOD REVIEW I 1ST QUARTER 2016	Table 5: Balances & Yields by Portfolio 56

Table 6: Securities and Loan Portfolio Activity ($ in thousands)

	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4		2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4
Securities – Prime Senior							Residential Loans, held-for-sale
Beginning fair value	$459,563	$302,581	$341,387	$363,681	$401,615	$459,426	Beginning carrying value	$1,115,738	$1,506,151	$892,081	$1,094,885	$1,342,520	$1,502,429
Acquisitions	—	203,406	—	34,686	6,972	5,918	Acquisitions	1,218,649	2,163,783	2,987,187	2,847,135	2,477,644	2,755,689
Sales	(295,988)	(21,547)	(3,623)	(44,157)	(15,091)	(33,752)	Sales	(1,269,135)	(2,101,933)	(2,132,895)	(2,816,143)	(2,265,449)	(2,567,113)
Effect of principal payments	(13,528)	(20,508)	(17,508)	(20,988)	(14,650)	(16,922)	Principal repayments	(23,589)	(33,259)	(17,802)	(14,794)	(14,097)	(10,407)
Change in fair value, net	(16,347)	(4,369)	(17,675)	8,165	(15,165)	(13,055)	Transfers between portfolios	(606,026)	(412,824)	(233,429)	(215,826)	(447,791)	(354,794)
Ending fair value	$133,700	$459,563	$302,581	$341,387	$363,681	$401,615	Changes in fair value, net	5,439	(6,180)	11,009	(3,176)	2,058	16,716
							Ending fair value	441,076	$1,115,738	$1,506,151	$892,081	$1,094,884	$1,342,520

Securities – Non-Prime Senior							Residential Loans, held-for-investment (excluding consolidated Sequoia Entities)
Beginning fair value	$74,039	$164,554	$173,081	$182,328	187,695	193,980	Beginning carrying value	$1,791,195	$1,360,277	$1,157,285	$1,000,444	$581,667	$238,651
Acquisitions	—	700	—	—	—	—	Principal repayments	(76,731)	(62,020)	(39,514)	(53,104)	(30,902)	(12,060)
Sales	(32,315)	(71,870)	—	—	—	—	Transfers between portfolios	606,026	504,445	233,429	215,830	447,791	354,794
Effect of principal payments	(2,483)	(7,579)	(7,510)	(7,300)	(4,992)	(6,066)	Changes in fair value, net	23,463	(11,507)	9,077	(5,885)	1,978	282
Change in fair value, net	(4,734)	(11,766)	(1,017)	(1,947)	(375)	(219)	Ending fair value	2,343,953	$1,791,195	$1,360,277	$1,157,285	$1,000,444	$581,667
Ending fair value	$34,507	$74,039	$164,554	$173,081	$182,328	$187,695
							Residential Loans, held-for-investment at Consolidated Sequoia Entities
Securities – Re-REMIC							Beginning carrying value	$1,021,870	$1,170,246	$1,237,114	$1,304,426	$1,474,386	$1,546,507
Beginning fair value	$165,064	$167,639	$169,084	$169,239	$168,347	$176,117	Principal repayments	(54,212)	(57,523)	(65,556)	(68,547)	(67,250)	(69,325)
Acquisitions	—	—	—	—	—	—	Charge-Offs	—	—	—	—	—	2,133
Sales	—	(1,170)	—	—	—	(10,060)	Transfers to REO	(1,975)	(1,742)	(893)	(1,241)	(1,916)	(2,338)
Effect of principal payments	—	(87)	(123)	(182)	(126)	(66)	Loan loss (provision) reversal	—	—	—	—	—	(1,562)
Change in fair value, net	(2,094)	(1,318)	(1,322)	27	1,018	2,356	Discount amortization, net	—	—	—	—	—	(1,029)
Ending fair value	$162,970	$165,064	$167,639	$169,084	$169,239	$168,347	Adoption of ASU 2014-13	—	—	—	—	(103,649)	—
							Transfers between portfolios	—	(91,621)	—	—	—	—
Securities – Subordinate (1)							Changes in fair value, net	(35,656)	2,510	(419)	2,476	2,855	—
Beginning fair value	$534,590	$450,450	$474,047	$569,995	$621,573	$565,462	Ending fair value	930,027	$1,021,870	$1,170,246	$1,237,114	$1,304,426	$1,474,386
Acquisitions	63,345	113,037	9,423	39,193	25,943	54,722
Sales	(8,485)	(15,806)	(29,462)	(127,353)	(85,017)	—	Commercial Loans, held-for-sale
Effect of principal payments	(5,404)	(5,016)	(4,715)	(4,176)	(5,179)	(4,568)	Beginning carrying value	$39,141	$80,756	$165,853	$54,407	$166,234	$104,709
Change in fair value, net	4,704	(8,075)	1,157	(3,612)	12,675	5,957	Originations	37,625	99,625	167,510	257,671	92,713	325,970
Ending fair value	$588,750	$534,590	$450,450	$474,047	$569,995	$621,573	Sales	(77,183)	(140,668)	(256,581)	(147,132)	(210,309)	(271,260)
							Principal repayments	(16)	(19)	—	(80)	(88)	(329)
Securities – Mezzanine (1)							Changes in fair value, net	433	(553)	3,974	987	5,857	7,144
Beginning fair value	$360,764	$276,208	$290,283	$380,935	$448,838	$411,784	Ending fair value	—	$39,141	$80,756	$165,853	$54,407	$166,234
Acquisitions	12,649	100,122	9,423	22,744	10,518	37,730
Sales	(4,000)	(8,899)	(24,980)	(105,590)	(85,017)	—	Commercial Loans, held-for-investment at amortized cost
Effect of principal payments	(3,530)	(2,749)	(1,946)	(2,010)	(2,585)	(2,476)	Beginning carrying value	$300,355	$321,823	$320,245	$337,858	$333,986	$327,143
Change in fair value, net	4,222	(3,918)	3,428	(5,796)	9,181	1,800	Originations	—	—	12,869	1,750	7,600	21,870
Ending fair value	$370,105	$360,764	$276,208	$290,283	$380,935	$448,838	Principal repayments	(1,543)	(21,890)	(11,529)	(19,816)	(3,717)	(15,190)
							Provision for loan losses	(289)	240	60	261	(206)	(27)
							Discount/fee amortization	189	182	178	192	195	190
							Ending carrying value (2)	298,712	$300,355	$321,823	$320,245	$337,858	$333,986

							Mortgage Servicing Rights
							Beginning carrying value	$191,976	$162,726	$168,462	$120,324	$139,293	$135,152
							Additions	8,807	21,305	22,760	32,463	18,754	19,279
							Sales	(29,559)	—	—	—	(18,206)	—
							Changes in fair value, net	(44,604)	7,945	(28,496)	15,675	(19,517)	(15,138)
							Ending fair value	126,620	$191,976	$162,726	$168,462	$120,324	$139,293

(1)	Securities-mezzanine are a component of securities-subordinate. They are broken-out to provide additional detail on this portion of the subordinate securities portfolio.

(2)	The carrying value of our commercial loans, held-for-investment at amortized cost excludes commercial A-notes, which are carried at fair value.

THE REDWOOD REVIEW I 1ST QUARTER 2016	Table 6: Securities and Loan Portfolio Activity 57

Table 7: Consolidating Balance Sheet ($ in thousands)

	March 31, 2016					December 31, 2015
		Consolidated VIEs (1)					Consolidated VIEs (1)
	At Redwood (1)	Commercial Securitization	Consolidated Sequoia Entities	Total	Redwood Consolidated	At Redwood (1)	Commercial Securitization	Consolidated Sequoia Entities	Total	Redwood Consolidated
Residential loans	$2,785,029	$—	$930,027	$930,027	$3,715,056	$2,906,933	$—	$1,021,870	$1,021,870	$3,928,803
Commercial loans (2)	199,267	164,626	—	164,626	363,893	236,631	166,016	—	166,016	402,647
Real estate securities	919,927	—	—	—	919,927	1,233,256	—	—	—	1,233,256
Mortgage servicing rights	126,620	—	—	—	126,620	191,976	—	—	—	191,976
Cash and cash equivalents	305,115	—	—	—	305,115	220,229	—	—	—	220,229
Total earning assets	4,335,958	164,626	930,027	1,094,653	5,430,611	4,789,025	166,016	1,021,870	1,187,886	5,976,911
Other assets (3) (4)	288,727	1,473	6,069	7,542	296,269	235,448	1,434	6,254	7,688	243,136
Total assets	$4,624,685	$166,099	$936,096	$1,102,195	$5,726,880	$5,024,473	$167,450	$1,028,124	$1,195,574	$6,220,047
Short-term debt	$804,175	$—	$—	$—	$804,175	$1,855,003	$—	$—	$—	$1,855,003
Other liabilities	194,398	242	519	761	195,159	140,723	249	655	904	141,627
ABS issued, net (4)	(339)	51,680	907,023	958,703	958,364	(542)	53,137	996,820	1,049,957	1,049,415
Long-term debt, net (2) (4)	2,683,432	—	—	—	2,683,432	2,027,737	—	—	—	2,027,737
Total liabilities	3,681,666	51,922	907,542	959,464	4,641,130	4,022,921	53,386	997,475	1,050,861	5,073,782

Equity	943,019	114,177	28,554	142,731	1,085,750	1,001,552	114,064	30,649	144,713	1,146,265
Total liabilities and equity	$4,624,685	$166,099	$936,096	$1,102,195	$5,726,880	$5,024,473	$167,450	$1,028,124	$1,195,574	$6,220,047

(1)
The format of this consolidating balance sheet is provided to more clearly delineate between the assets belonging to certain securitization entities (consolidated variable interest entities, or VIEs) that we are required to consolidate on our balance sheet in accordance with GAAP, but which are not legally ours, and the liabilities of these consolidated VIEs, which are payable only from the cash flows generated by their assets and are, therefore, nonrecourse to us, and the assets that are legally ours and the liabilities of ours for which there is recourse to us.

(2)
Commercial loans at Redwood and long-term debt, net at Redwood include $65 million of commercial A-notes and $65 million of commercial secured borrowings, respectively. Although these loans were sold, we are required under GAAP to retain the loans on our balance sheet and treat the proceeds as secured borrowings.

(3)
Other assets includes a total of $65 million of assets held by third party custodians and pledged as collateral to the GSEs in connection with credit risk sharing arrangements relating to conforming residential loans. These pledged assets can only be used to settle obligations to the GSEs under these risk sharing arrangements.

(4)
In the first quarter of 2016, we began to present deferred securities issuance costs, which were previously included as other assets, as a reduction to our ABS issued and long-term debt and conformed the presentation for December 31, 2015.

THE REDWOOD REVIEW I 1ST QUARTER 2016	Table 7: Consolidating Balance Sheet 58

REDWOOD TRUST CORPORATE INFORMATION

EXECUTIVE OFFICERS:	DIRECTORS:

Marty Hughes	Richard D. Baum
Chief Executive Officer	Chairman of the Board
and Former Chief Deputy Insurance
Brett D. Nicholas	Commissioner for the State of California
President
Douglas B. Hansen
Christopher J. Abate	Vice-Chairman of the Board
Chief Financial Officer	and Private Investor
and Executive Vice President
Mariann Byerwalter
Andrew P. Stone	Chairman, SRI International
General Counsel, Executive Vice	Chairman, JDN Corporate Advisory LLC
President, and Secretary
Debora D. Horvath
Principal, Horvath Consulting LLC

CORPORATE HEADQUARTERS:	Marty Hughes
One Belvedere Place, Suite 300	Chief Executive Officer
Mill Valley, California 94941
Telephone: (415) 389-7373	Greg H. Kubicek
President, The Holt Group, Inc.
CHICAGO OFFICE:
225 W. Washington Street, Suite 1440	Karen R. Pallotta
Chicago, IL 60606	Owner, KRP Advisory Services, LLC

DENVER METRO AREA OFFICE:	Jeffrey T. Pero
8310 South Valley Highway, Suite 425	Retired Partner, Latham & Watkins LLP
Englewood, Colorado 80112
Georganne C. Proctor
Former Chief Financial Officer, TIAA-CREF

STOCK LISTING	Charles J. Toeniskoetter
The Company's common stock is traded	Chairman, Toeniskoetter Development, Inc.
on the New York Stock Exchange under	Chairman & CEO, Toeniskoetter Construction, Inc.
the symbol RWT

TRANSFER AGENT	INVESTOR RELATIONS
Computershare Trust Company, N.A.	Kristin Brown
2 North LaSalle Street
Chicago, IL 60602	Investor Relations Hotline: (866) 269-4976
Telephone: (888) 472-1955	Email: investorrelations@redwoodtrust.com

For more information about Redwood Trust, visit our website at www.redwoodtrust.com